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                                                                    EXHIBIT 10.6

                                    AGREEMENT
                                     BETWEEN
                          GOLDEN PHOENIX MINERALS, INC.
                                       AND
                             BOREALIS MINING COMPANY

                   (BOREALIS PROPERTY, MINERAL COUNTY, NEVADA)

     THIS AGREEMENT, dated as of July 21, 2003 ("EFFECTIVE DATE"), is between GOLDEN PHOENIX MINERALS, INC., a Minnesota corporation (hereinafter referred to as "GOLDEN PHOENIX"), and BOREALIS MINING COMPANY, a Nevada corporation (hereinafter referred to as "BOREALIS") which is a wholly-owned subsidiary of Gryphon Gold Corporation, a Nevada corporation.

     FOR AND IN CONSIDERATION OF the payment by Borealis to Golden Phoenix of US$125,000.00, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. The following definitions shall apply in this Agreement:

          (a) "AREA OF INTEREST" means the area described in Exhibit A hereto.

          (b) "CLAIMS" means the GP Claims and the Leased Claims.

          (c) "LEASE" means the Mining Lease described in Exhibit B hereto, under which Golden Phoenix is the current and only lessee.

          (d) "GP CLAIMS" means the unpatented lode mining claims owned by Golden Phoenix described in Exhibit C hereto.

          (e) "LEASED CLAIMS" means the unpatented mining claims that are subject to the Lease, which claims are described in Exhibit D hereto.

          (f) "MINING VENTURE AGREEMENT" means the Mining Venture Agreement attached as Exhibit E hereto, which is patterned after the Rocky Mountain Mineral Law Foundation's Exploration, Development and Mine Operating Agreement Model Form 5A.

          (g) "PROPERTIES" means the Claims, the Lease and any properties in the Area of Interest that become subject to this Agreement.
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                                   ARTICLE II

                                      GRANT

     2.1 Grant. Subject to the terms and conditions of this Agreement, Golden Phoenix hereby grants to Borealis the right to acquire up to an undivided seventy percent (70%) interest in the Properties.

     2.2 Permitted Uses and Activities. Subject to the paramount title of the United States in the Claims and applicable federal and state laws and regulations, and subject to the Lease and the terms of this Agreement, Borealis shall have the exclusive right during the term of this Agreement to enter upon the Properties and to explore for, prospect for, develop and produce any and all metals, ores, minerals, mineral substances and materials of all kinds which may be found in, upon, under or within the Properties. Borealis's rights in this regard include, but are not limited to, the following:

          (a) to construct roads and other improvements upon the surface of the Properties for use by Borealis's personnel and equipment;

          (b) to locate upon the Properties such structures and improvements as may be required to house Borealis's equipment, supplies and personnel;

          (c) to conduct exploration upon the Properties by whatever methods and to whatever extent Borealis deems advisable in its sole discretion and to remove from the Properties samples of any and all mineral substances found therein;

          (d) to conduct exploration, geological, geophysical and geochemical evaluation and testing and assaying of the Properties;

          (e) to construct facilities and improvements for the development of the Properties and for the production of mineral substances found within the Properties;

          (f) to develop and produce mineral substances found within the Properties;

          (g) to use, to the extent necessary or convenient to the exercise of any or all of the rights granted to Borealis herein, any surface and underground water and water rights now existing or subsequently discovered or developed in or upon or appurtenant to the Properties and to use all reciprocal rights which any of the Properties may have with respect to other properties in the area;

          (h) to use all easements and rights-of-way on or appurtenant to the Properties in the exercise of rights granted to Borealis hereunder;

          (i) to do all things which are incidental to or which may be useful, desirable or convenient in Borealis's exercise of any or all of the rights granted to Borealis hereunder.


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          2.3 Operational Authority. Golden Phoenix also grants to Borealis all authority and rights necessary or incident to or for the enjoyment of the rights granted to Borealis by this Agreement, including without limitation authority to apply for all permits, licenses and other approvals deemed necessary or appropriate by Borealis in connection with the conduct of the activities contemplated herein.

                                   ARTICLE III

                      GOLDEN PHOENIX'S REPRESENTATIONS AND
                            WARRANTIES; TITLE MATTERS

     3.1 Representations and Warranties. Golden Phoenix represents and warrants as follows:

          (a) Golden Phoenix has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby. This Agreement and the provisions hereof constitute legal and binding obligations of Golden Phoenix enforceable in accordance with their terms. Neither the execution and delivery of this Agreement nor compliance by Golden Phoenix with any of the provisions hereof will conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement or instrument to which Golden Phoenix is a party or of any law or governmental or administrative regulation or restriction applicable to it.

          (b) The interests of Golden Phoenix in the Claims and the Lease, and potentially in other lands included in the Area of Interest, are not subject to any preferential right to purchase, right of first refusal, area of interest provision, or the like, pursuant to which any other person or entity has any rights to acquire an interest therein that is or will be violated or contravened by the terms of this Agreement or the performance thereof.

          (c) There are no consents under the terms of the Lease, other than consents that have been obtained in writing by Golden Phoenix and provided to Borealis, that are required with respect to the grant of rights or the conveyance of an interest to Borealis as provided herein.

          (d) There are no actions, suits, claims, proceedings, litigation or investigations pending or, to the best of Golden Phoenix's knowledge, threatened at law or in equity, or in arbitration, or before or by any federal, state, municipal or other governmental instrumentality which relate to this Agreement, or the Lease or any of the Claims, or which could, if continued, adversely affect Golden Phoenix's ability to fulfill the obligations undertaken hereby or Borealis's ability to explore or develop the Claims and the Lease. Golden Phoenix knows of no requirements of federal, state or local law particular to the Claims or the Lease that could materially and adversely affect Borealis's ability to explore or develop the Claims or the Lease.

          (e) The Lease is valid, in good standing with all previously due payments made, and enforceable in accordance with its terms. There has been no act or omission by Golden Phoenix


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which could result by notice or lapse of time in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the rights of Golden Phoenix in the Lease.

          (f) To the best of Golden Phoenix's knowledge, the lessors under the Lease hold good and marketable possessory title to the Leased Claims, subject to paramount title of the United States, free and clear of all defects, liens or encumbrances. To the best of Golden Phoenix's knowledge, the Leased Claims have been properly located and maintained in compliance with applicable state and federal laws. There are no liens or encumbrances relating to the Leased Claims arising by, through or under Golden Phoenix.

          (g) Golden Phoenix has good and marketable possessory title to the GP Claims, subject to the paramount title of the United States. The GP Claims have been properly located and maintained in compliance with applicable state and federal laws. There are no liens or encumbrances relating to the GP Claims.

          (h) Golden Phoenix has good and marketable title to the leasehold interest in the Lease as the sole lessee, free from any defects, liens or encumbrances arising by, through or under Golden Phoenix. Golden Phoenix has no knowledge of any claims that conflict with the Claims or of any lands covered by the Claims that are or were not open to location.

          (i) There are no royalties, fees or monies payable or required to be paid to persons having an interest in the Claims or in the Lease except for the lessors under the Lease.

          (j) Golden Phoenix has delivered to Borealis all information concerning title to the Properties in Golden Phoenix's possession or control, including, but not limited to, true and correct copies of the Lease and any other contracts relating to the Properties of which Golden Phoenix has knowledge.

          (k) As of the Effective Date, there are no existing permits or approvals in effect relating to operations and activities on the Properties from any governmental or regulatory entity.

          (l) Except as set forth on Schedule 3.1(l), attached hereto and made a part hereof, Golden Phoenix has no knowledge or information indicating that:

               (i) hazardous substances from any source (mining or otherwise) have been released on the Properties; or

               (ii) any underground or above-ground site of historic or current mining operations on the Properties could cause or constitute a release or threat of release of hazardous substances into the environment, subject, however, to the parties' acknowledgment that prior mining operations have occurred on the Properties and that certain facilities, more particularly described in Exhibit F hereto, still exist on the Properties as a consequence of such operations; or

               (iii) any part of the Properties has been included or proposed for inclusion on the National Priorities List (40 C.F.R. Section 300 App. B); or


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               (iv) any part of the Properties has been studied or proposed for study by the Environmental Protection Agency and/or any state regulatory agency; or

               (v) any site of historic or current mining, milling and/or smelting workings on the Properties is presently in such condition as to potentially raise liability to the past, present or future owner(s) and/or operator(s) of the Properties pursuant to the Comprehensive Environmental Response, Compensation and Liability Act and amending statutes ("CERCLA"); or

               (vi) any reclamation or cleanup obligations for prior operations on the Properties are unsatisfied.

     3.2 Cure of Defects. Borealis, without waiver of any rights or remedies, may at its option, take any action necessary to cure any defects in the title to the Properties without the prior written consent of Golden Phoenix; provided, however, that any such action shall be subject to such restrictions and requirements as exist under the Lease. Golden Phoenix agrees to cooperate with Borealis in any such actions taken and to execute all documents and to take such other action as may be reasonably necessary to assist Borealis but shall not have any obligation to incur costs in so doing. Borealis may charge all reasonable costs and expenses (including attorneys' fees) incurred by Borealis in curing any defect in title to the Properties as Expenditures pursuant to
Article IV below. If the United States or any third person attacks the validity of any of the unpatented mining claims included in the Properties, Borealis may, at its option, choose to defend their validity, and in such event Borealis may charge all reasonable costs and expenses (including attorneys' fees) incurred by Borealis in defending the validity of such claims as Expenditures pursuant to
Article IV below. Golden Phoenix agrees to give Borealis notice promptly of any such problems as to which it has knowledge.

     3.3 Incomplete Title. If Golden Phoenix's title is less than the full undivided title to the Claims and the Lease, Borealis shall have, in addition to such other rights and remedies as it may have, the right to elect to accept such lesser title by giving written notice of such election to Golden Phoenix, in which event all Expenditure requirements set forth in Article IV hereunder shall be reduced to the same proportions thereof as the undivided title actually owned by Golden Phoenix bears to the undivided title warranted herein. If Golden Phoenix's title is less than the full undivided title to some, but not all, of the Claims and the Lease, then the Expenditure requirements shall be reduced on a proportionate acreage basis.

                                   ARTICLE IV
                       EXPLORATION AND DEVELOPMENT PROGRAM

     4.1 Definition of Expenditures. "EXPENDITURES" referred to herein shall include the following:


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          (a) all direct costs incurred by Borealis incident to carrying out activities permitted in Article II or elsewhere herein, on or in connection with the Properties, including, but not limited to, expenditures for wages, salaries, equipment, supplies, traveling expenses, legal expenses, photography, geologic mapping and sampling, assays, maintenance of field offices, drilling, trenching, sampling, assaying, conducting geophysical or geochemical surveys, permitting, road building, engineering, planning, financing (and arranging for the same) if such financing is for the benefit of both parties, construction of mining and processing facilities, equipment and parts, exploration, development, mining and processing, project administration, reclamation, payments made to Golden Phoenix pursuant to this Agreement and pursuant to a preceding Agreement in Principle, and property acquisition and maintenance. Property acquisition costs shall include without limitation payments to owners of properties in the Area of Interest that become Properties, payments for other property rights necessary to conduct operations on the Properties, related costs of negotiating, preparing, and completing agreements to acquire property rights or agreements needed to conduct operations thereon, and costs of locating, relocating, amending, or converting claims. Property maintenance costs shall include without limitation all expenditures incurred to preserve the Properties and agreements related to the conduct of operations thereon in good standing, specifically including the performance of assessment work, the payment of claim maintenance fees and the satisfaction of payment and other obligations to the lessors under the Lease or other leases or other agreements affecting the Properties or the conduct of operations thereon.

          (b) Expenditures shall also include (a) a payroll burden amounting to 22.5% of gross payroll costs to allow for workmens' compensation and unemployment insurance, pensions and other employee benefits and fringe benefits, and (b) an overhead burden amounting to 10% of direct costs (excluding gross payroll costs and work done by independent contractors) to allow for administration, purchasing, accounting, engineering, legal and other services performed for the project and not directly allocated.

     4.2 Work Programs. During the term of this Agreement an annual work program will be formulated by a joint development committee comprised of representatives from Borealis and Golden Phoenix. The work programs shall last for one year and shall begin and end on the anniversary of the Effective Date. Borealis will carry out the work programs and provide its own personnel or contractors to do so, but Borealis shall have reasonable access to Golden Phoenix personnel when their expertise would facilitate completion of the work program, on a fully reimbursed basis to Golden Phoenix for the hourly cost of those personnel at normal commercial rates, which costs shall qualify as Expenditures hereunder. Unless the parties agree otherwise, the initial work program will commence on the Effective Date and will focus initially on completing the following activities: evaluation and if deemed appropriate production of the old leach pads (phase 1), further evaluation and if deemed appropriate production of the remaining oxide ores in the district (phase 2), and evaluation and if deemed appropriate production of the deeper, high-grade sulfide mineralization found in numerous areas of the Properties (phase 3).

     4.3 Operations. During the term of this Agreement, Borealis shall be solely responsible for conducting the work programs and shall have complete and exclusive control, charge,


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supervision and management of all work program activities on or for the benefit of the Properties and of any and all equipment, supplies, machinery or other assets purchased or otherwise acquired for or in connection with such activities.

     4.4 Expenditure Requirements for 50% Interest. In order to earn an initial undivided fifty percent (50.0%) right, title and interest in and to the Properties, Borealis must incur a total of five million dollars
(US$5,000,000.00) in Expenditures as follows:

          (a) by expending US$800,000.00 in Expenditures within twelve months from the Effective Date of this Agreement, or by alternatively paying to Golden Phoenix an amount equal to the difference between the Expenditures incurred by Borealis and US$800,000.00;

          (b) by expending an additional US$1,000,000.00 in Expenditures within twenty-four months from the Effective Date of this Agreement, or by alternatively paying to Golden Phoenix an amount equal to the difference between the Expenditures incurred by Borealis and US$1,800,000.00;

          (c) by expending an additional US$1,500,000.00 in Expenditures within thirty-six months from the Effective Date of this Agreement, or by alternatively paying to Golden Phoenix an amount equal to the difference between the Expenditures incurred by Borealis and US$3,300,000.00; and

          (d) by expending an additional US$1,700,000.00 in Expenditures within forty-eight months from the Effective Date of this Agreement, or by alternatively paying to Golden Phoenix an amount equal to the difference between the Expenditures incurred by Borealis and US$5,000,000.00.

     4.5 Declining Differential Payments; Carryover of Expenditures. With regard to all differential payments referenced in Section 4.4 above, Golden Phoenix shall have the right to decline payment and instead require Borealis to expend that amount in Expenditures during the next 12 month period (in addition to Expenditures otherwise required during that 12 month period). Any Expenditures in excess of the amounts set forth above will be credited toward the next phase of required Expenditures.

     4.6 Expenditures Not Mandatory. The parties agree that Borealis can terminate this Agreement prior to incurring the Expenditures necessary to acquire a 50% interest in the Properties, and thus is not obligated to actually expend any particular amount of Expenditures; however, Borealis shall not earn a 50% interest in the Properties unless it does in fact timely make the Expenditures set forth in Section 4.4 above.

     4.7 Vesting of Title to 50% Interest. At such time as Borealis has incurred US$5,000,000.00 in Expenditures as herein provided, Borealis's right to receive a 50% undivided interest pursuant to Section 4.4 shall vest. Borealis will give written notice to Golden Phoenix when its interest has vested (but failure or delay of Borealis to give such notice shall not be a condition to vesting or to any other rights of Borealis hereunder). Golden Phoenix shall, within 15 days after


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receiving notice from Borealis that its 50% interest has vested, assign to
Borealis an undivided 50% right, title and interest in and to the Properties free of any defects, liens or encumbrances arising by or through Golden Phoenix (the "50% ASSIGNMENT").

     4.8 Release Upon Prior Termination. If this Agreement is terminated prior to Borealis's becoming vested with a 50% interest in the Properties as provided in Section 4.7, Borealis shall execute and deliver to Golden Phoenix a recordable release relinquishing to Golden Phoenix all of Borealis's interest in the Properties free of any defects, liens or encumbrances arising by or through Borealis.

     4.9 Option to Acquire Additional 20% Interest. If Borealis earns a 50% interest as provided herein, then Borealis shall have the exclusive and irrevocable option (the "ADDITIONAL INTEREST OPTION") to earn an additional undivided 20% right, title and interest in and to the Properties by delivering to Golden Phoenix a feasibility study analyzing a specific portion the Properties, or alternatively by incurring an additional US$4,000,000.00 in Expenditures on the Properties (or by paying to Golden Phoenix the difference between actual Expenditures incurred and US$4,000,000.00, in which event Golden Phoenix shall have the right to decline such payment and instead require Borealis to expend that amount on development of the Properties during the following 12 month period). The feasibility study, if delivered, shall be a detailed study evaluating the technical and economic feasibility of placing a specific portion of the Properties into commercial production with a mineable reserve containing a threshold of at least 500,000 ounces of gold or gold equivalent, and shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry. If Borealis prepares the feasibility study, it must be audited and confirmed by either Pincock, Allen & Holt or Behre Dohlber, as determined by Borealis, or by another engineering firm proposed by Borealis and approved by Golden Phoenix. Borealis must fulfill these obligations within 18 months after the Additional Interest Option is exercised in order to earn the additional 20% interest (unless Golden Phoenix has declined payment and elected to require Borealis to expend that amount in additional Expenditures as contemplated above, in which case the 18-month period for fulfilling these obligations will be extended by 12 months). The Additional Interest Option may be exercised at any time within 30 days after Borealis receives the 50% Assignment (the "ADDITIONAL INTEREST OPTION PERIOD"). Borealis may exercise the Additional Interest Option by giving Golden Phoenix written notice thereof in accordance with Section 10.9 below at any time during the Additional Interest Option Period.

     4.10 Vesting of Additional 20% Interest. At such time as Borealis has satisfied the requirements of Section 4.9 above, Borealis's right to receive an additional 20% undivided interest in the Properties pursuant to Section 4.9 shall vest. Borealis will give written notice to Golden Phoenix when its additional 20% interest has vested (but failure or delay of Borealis to give such notice shall not be a condition to vesting or to any other rights of Borealis hereunder). Golden Phoenix shall, within 15 days after receiving notice from Borealis that its additional 20% interest has vested, assign to Borealis an additional undivided 20% right, title and interest in and to the Properties free of any defects, liens or encumbrances arising by or through Golden Phoenix.

     4.11 Additional Expenditures Not Mandatory. The parties agree that, notwithstanding Borealis's exercise of the Additional Interest Option, Borealis shall not be obligated to prepare or


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deliver a feasibility study or to incur any additional Expenditures or make any payments to acquire an additional 20% interest in the Properties; however, Borealis shall not earn an additional 20% interest in the Properties unless it does in fact timely complete the requirements set forth in Section 4.9 above. Any failure by Borealis to earn an additional 20% interest in the Properties shall not affect Borealis's 50% vested interest in the Properties.

                                    ARTICLE V

                                  JOINT VENTURE

     5.1 Joint Venture after 50% Interest Earned. If Borealis earns a 50% interest in the Properties pursuant to Section 4.4 above, Golden Phoenix and Borealis shall thereupon execute the Mining Venture Agreement, which agreement shall thereafter govern the parties' rights and obligations with respect to the Properties except as otherwise provided in this Article V. The parties' initial Participating Interests as specified in Section 6.1 of the Mining Venture Agreement shall be 50% for Borealis and 50% for Golden Phoenix. If Borealis exercises the Additional Interest Option then Golden Phoenix shall not be required to contribute any capital costs to the venture prior to the vesting of Borealis's additional 20% interest, and Golden Phoenix's share of venture revenues, if any, shall be credited against Golden Phoenix's share of operating costs until the vesting of Borealis's additional 20% interest occurs.

     5.2 Joint Venture after 50% Interest Earned but 20% Additional Interest Not Earned. If Borealis earns a 50% interest in the Properties and exercises the Additional Interest Option but fails to timely complete the requirements set forth in Section 4.9 above for earning an additional 20% interest in the Properties, then Borealis's Participating Interest in the venture shall remain 50% and Golden Phoenix's Participating Interest in the venture shall remain 50%, and this Agreement shall terminate at the conclusion of the time period allowed in Section 4.9 for completing said requirements.

     5.3 Joint Venture after 70% Interest Earned. If Borealis earns a 70% interest in the Properties pursuant to Section 4.9 above, then Borealis's Participating Interest in the venture shall be increased to 70%, Golden Phoenix's Participating Interest in the venture shall be decreased to 30%, and this Agreement shall terminate.

                                   ARTICLE VI

                     CORPORATE INVOLVEMENT BY GOLDEN PHOENIX

     6.1 Board Participation. Following the execution of this Agreement and for as long as this Agreement remains in effect, Golden Phoenix shall be entitled to provide one person of its choice to serve on the board of directors of Borealis. Golden Phoenix shall identify that person to Borealis in writing and that person shall thereafter be appointed to the board of directors as soon as reasonably possible in accordance with ordinary corporate procedures. Golden Phoenix shall have the right to decline to provide any such board member.


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                                   ARTICLE VII

                             OPERATIONS BY BOREALIS

     7.1 Claim Maintenance. For as long as this Agreement remains in effect, Borealis shall timely pay the necessary claim maintenance fees for all unpatented mining claims included in the Properties and shall make all related federal and county filings. All such payments shall qualify as Expenditures.

     7.2 Lease Maintenance. Borealis shall make all payments due under the Lease while this Agreement is in effect. All such payments shall qualify as Expenditures. Borealis shall comply with all the provisions of the Lease with respect to the conduct of operations on the Properties; provided, however, that in the event of any conflict or inconsistency between this Agreement and the Lease as between Borealis and Golden Phoenix, this Agreement shall govern.

     7.3 Amendment, Relocation and Conversion of Claims. Borealis shall have the right, but not the obligation, during the term of this Agreement and without the prior consent of Golden Phoenix, but with prior notice to Golden Phoenix, to amend or relocate the Claims and any other claims included in the Properties. Any such action shall be subject to such restrictions and requirements as exist under the Lease. All expenses incurred by Borealis in connection with such amendments or relocations shall be borne by Borealis, but shall be credited as Expenditures. Borealis shall have the right, but not the obligation, during the term of this Agreement and without the prior consent of Golden Phoenix, but with prior notice to Golden Phoenix, to convert the Claims and any other claims included in the Properties as permitted under any amendment or replacement of the federal mining laws. The rights of Borealis under this Agreement shall extend to all amended locations and relocations of any claims included in the Properties, and to any other interest(s) acquired by Golden Phoenix or Borealis under the federal mining laws and any amendments or replacements thereof by reason of their interest in the Properties.

     7.4 Insurance. Prior to the commencement of operations under this Agreement, Borealis shall obtain workmen's compensation insurance, liability insurance (with coverage amounts of not less than $1,000,000.00 for death or bodily injury and not less than $100,000.00 for property damage) and policies of insurance against other risks for which insurance is customarily obtained in similar operations, but not less than any coverage required by the Lease. All such insurance shall be maintained by Borealis at its own expense throughout the duration of this Agreement, but the cost thereof shall qualify as Expenditures. Upon request by Golden Phoenix, Borealis shall furnish to Golden Phoenix evidence that such insurance is being maintained.

     7.5 Indemnification. Borealis shall indemnify, defend, and hold harmless Golden Phoenix from and against any cost, loss, expense, claim or liability resulting from work or operations on the Properties by Borealis pursuant to this Agreement (excluding any liability resulting from breach of any warranty or representation of Golden Phoenix), including without limitation liability, claims and causes of action for injury to, or death of, persons, damage to property, liens claimed or arising from work performed or things furnished, and failure to comply, or claims of failure to comply, with applicable governmental laws, regulations, licenses and permits.


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     7.6 Payment for Materials and Labor. Borealis shall pay for all labor performed upon and material furnished to the Properties by or at the request of Borealis and shall keep the Properties free and clear from any and all liens of mechanics or materialmen in connection with services performed and material supplied at Borealis's request; provided, however, that Borealis shall have the right in good faith to contest the validity of any lien, claim or liability so long as such contest does not jeopardize the Properties or the Lease or create any burden on the interest of Golden Phoenix therein.

                                  ARTICLE VIII

                                TERM; TERMINATION

     8.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue for the period of time allowed herein for Borealis to complete the actions set forth in Article IV for earning a 70% interest in the Properties, unless sooner terminated in the manner herein provided.

     8.2 Termination by Borealis. Borealis may terminate this Agreement at any time by giving written notice of the same to Golden Phoenix. Borealis may at its election relinquish its interest hereunder in any portion of the Properties by giving written notice of the same to Golden Phoenix, without terminating this Agreement as to the remaining portion of the Properties.

     8.3 Default. In the event Golden Phoenix believes Borealis to be in default in the observance or performance of any of Borealis's covenants or obligations hereunder, Golden Phoenix may give written notice of such alleged default, specifying the details of the same. Borealis shall have 60 days following said notice within which to remedy the default described therein, or with respect to a default which cannot be cured by the payment of money, to commence action in good faith to remedy such default. Unless Borealis shall so comply or commence to comply this Agreement may be terminated at the option of Golden Phoenix; provided, however, that in the event Borealis believes that it is not in default, Borealis may give written notice to Golden Phoenix within such 60-day period setting forth such fact. If Golden Phoenix gives written notice within 30 days of Borealis's notice that Golden Phoenix rejects Borealis's position, then this Agreement shall not be terminable by Golden Phoenix until there is a final judicial determination by a court of competent jurisdiction that a default exists and shall not be terminated thereafter if Borealis shall satisfy such judgment within 60 days following its entry (or if an appeal of such judgment is taken, within 60 days after its affirmance by the highest court to which such an appeal is made). Failure of Golden Phoenix to give such notice shall constitute agreement by Golden Phoenix that Borealis is not in default. Golden Phoenix shall not be entitled to terminate this Agreement for any default which by its nature it not retroactively curable if Borealis has used its best efforts to cure such a default to the extent practical or if Borealis has paid Golden Phoenix damages for Borealis's default where damages are an appropriate remedy.


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     8.4 Personal Property. All personal property of Borealis on the Properties shall remain the property of Borealis. Golden Phoenix shall not be responsible for any personal property of Borealis.

     8.5 Information and Data. In this Agreement expires or is terminated by the parties without entering into the Mining Venture Agreement, then Borealis shall, within 60 days of such expiration or termination, furnish to Golden Phoenix one set of copies of all available noninterpretive data which Borealis is not prohibited from disclosing under the terms of any agreement, and which was not previously received by Golden Phoenix pertaining to the Properties and developed or prepared by or for Borealis, and shall authorize and permit Golden Phoenix, within 120 days of such expiration or termination, to take possession of any available drill core and cuttings derived from the Properties, whether or not such material is stored on the Properties. Borealis's furnishing of such data, core and cuttings shall be without any representations or warranties, express or implied, as to accuracy, reliability or completeness. Golden Phoenix shall assume all risks stemming from reliance upon such data, core and cuttings by itself and by third parties after disclosure or disposition thereof by Golden Phoenix and shall indemnify and hold harmless Borealis as to any claims made by such third parties.

                                   ARTICLE IX

                                AREA OF INTEREST

     9.1 Acquired Properties. Any properties or property rights acquired by Borealis or Golden Phoenix or any affiliate of Borealis or Golden Phoenix in the Area of Interest while this Agreement is in effect shall be subject to the terms of this Agreement. Any mining claims that are partially within the Area of Interest shall be considered to be entirely in the Area of Interest. The parties agree to execute such documents as are appropriate to provide record notice that such new properties are subject to this Agreement. In the event that Borealis terminates this Agreement, Borealis shall, upon Golden Phoenix's written request, assign any properties or property rights acquired by Borealis within the Area of Interest to Golden Phoenix, subject to any necessary approvals. If such properties are held under leases or other grants of possessory rights from third parties and lie partially within and partially outside the Area of Interest, only such portion that lies within the Area of Interest shall be assigned to Golden Phoenix unless the properties held under any such lease or other grant are not severable.

                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1 Compliance with Laws. Borealis shall conduct all of its operations on the Properties in full compliance with all applicable laws and regulations and permits, including without limitation all laws and regulations and permits related to environmental protection and reclamation. Borealis shall have no obligation to reclaim any disturbances existing prior to the Effective Date or to perform any corrective, remedial or removal actions with regard to any conditions or occurrences not solely and directly attributable to Borealis.

     10.2 Confidentiality. The parties hereto shall treat all data, reports, records and information relating to the Properties and this Agreement as confidential ("CONFIDENTIAL INFORMATION"). Confidential Information shall not be released to any person or entity not a party to this Agreement, except to auditors, counsel, engineering and other professional consultants, investment bankers, institutional lenders and broker-dealers designated by the parties, provided that non-party uses of Confidential Information are strictly limited to those purposes necessary for non-party users to perform the function for which they were retained by the parties. Notwithstanding the foregoing, Confidential Information may be disclosed to persons other than those set forth above upon the mutual agreement of the parties or by either party upon providing to the other party (a) a copy of the proposed disclosure not less than 48 hours prior to the planned date of release, and (b) a written determination in good faith by the disclosing party that such disclosure is necessary or desirable in connection with the disclosing party's disclosure obligations under any securities laws, rules or regulations or stock exchange listing agreement or its obligations in connection with existing or proposed credit arrangements.

     10.3 Memorandum of Agreement. This Agreement shall not be recorded for, by or on behalf of either party. The parties agree, however, to execute a memorandum of this Agreement of even date herewith, which shall be a form suitable for recording under the state and local laws of Nevada specifying that Borealis's interest in the Properties is subject to the terms and conditions of this Agreement.

     10.4 Encumbrances. Each party shall keep the Properties debt free and unencumbered throughout the term of this Agreement unless otherwise mutually agreed. Either party may encumber its contractual interest in this Agreement for project financing purposes, provided that any such encumbrance shall be subject and subordinate to the terms of this Agreement.

     10.5 No Restrictions on Other Activities. This Agreement is, and the rights and obligations of the parties are, strictly limited to the Properties, and the parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without consulting the other or inviting or allowing the other to participate therein. Neither of the parties shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of any competing venture or ventures within the general scope of the activities contemplated by this Agreement.

     10.6 Access by Golden Phoenix. During the term of this Agreement, Golden Phoenix and its duly authorized agents, employees and representatives, at its and their sole risk and expense, and upon giving to Borealis reasonable notice, shall have access to the Properties to observe Borealis's activities thereon, provided that such access and observation do not unreasonably interfere with or delay the conduct of Borealis's activities upon the Properties.

     10.7 Force Majeure. All obligations of Borealis, other than cash payment obligations, and all conditions to the continuation of this Agreement shall be suspended and Borealis shall not be deemed in default or liable for damages or other legal or equitable remedies while, but only as long as, Borealis is prevented from complying with such obligations or conditions in whole or in part by strikes, lockouts, acts of God, explosion, flood, epidemics, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials or services in the open market, inability to obtain necessary permits or approvals, unusually severe weather, any local, state or federal law, regulation, order, arbitration, administrative or judicial action, or any other matters beyond the reasonable control of Borealis, whether similar to the matters herein specifically enumerated or not; provided, however, that performance shall be resumed within a reasonable time after such cause has been removed. The term of this Agreement shall be extended by the duration of any such suspension. Borealis shall not be required, against its will, to adjust any labor disputes or to question the validity or to refrain from judicially testing the validity of any local, state or federal order, regulation or law.

     10.8 No Partnership. This Agreement is not intended and shall not be construed to create a partnership within the meaning of the federal common law or the applicable laws of any state or under the laws of the state in which any party hereto is incorporated, organized or conducting business. The parties expressly agree that neither party shall be responsible for the obligations of the other party, each party being responsible only for its obligations arising hereunder. It is not the purpose or intention of this Agreement to create, and this Agreement should never be construed as creating, a relationship whereby any of the parties shall be held liable for acts, either of omission or commission, of any other party hereto. This Agreement shall not create any fiduciary duty on the part of either party.

     10.9 Notices. All notices, payments and other required communications ("NOTICES") by and to the parties shall be in writing and shall be addressed respectively as follows:

If to Borealis         Borealis Mining Company
                       1153 Bergen Parkway, Suite 290
                       Evergreen, CO 80439-9773
                       Fax: (303) 679-9589

If to Golden Phoenix   Golden Phoenix Minerals, Inc.
                       3595 Airway Drive, Suite 405
                       Reno, NV 89511
                       Fax: (775) 853-5010

All Notices shall be given (a) by personal delivery to the party, or (b) by facsimile, with the original sent by certified mail return receipt requested, or
(c) by certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (a) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (b) if by facsimile on the next business day following receipt of the faxed copy, and (c) if solely by certified mail on the next business day after actual receipt. A party may change its address by Notice to the other party.

     10.10 Costs and Expenses. Except as otherwise specifically set forth herein, each of the parties shall bear its own expenses in connection with the negotiation, preparation and performance of this Agreement.

     10.11 Currency. All monetary references herein are to United States
Dollars.

     10.12 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of Nevada. Each of the parties hereby attorns to the exclusive jurisdiction of the courts of the state of Nevada or the federal district court for the District of Nevada, as may be applicable, in respect of any disputes arising hereunder, with venue to be in the state of Nevada.

     10.13 Headings. The titles of the Articles and Sections of this Agreement are for the purpose of reference only and shall not in any way affect the interpretation of this Agreement.

     10.14 Complete Agreement. This Agreement, together with its Exhibits A, B, C, D and E, represents the entire agreement between the parties hereto and supersedes all prior agreements and understandings concerning its subject matter, including without limitation the Agreement in Principle dated May 8, 2003. This Agreement shall not be amended or modified except by written instrument signed by both parties hereto. This Agreement has been carefully reviewed and negotiated by both parties, and it shall be construed as though both parties drafted it.

     10.15 Disputes Not to Interrupt Operations. Any disputes or differences between the parties shall not interrupt performance of this Agreement or continuation of the parties' rights hereunder, and operations on the Properties may continue pending an appropriate resolution of the dispute or difference.

     10.16 Perpetuities Clause. In the event that any provision of this Agreement is determined to be in violation of the Rule Against Perpetuities or any related rule relating to the vesting of property interests or restraints upon alienation, it is the intent and desire of the parties hereto that this Agreement shall not be void or voidable, but that the appropriate court shall reform such provision in such a way as to approximate most closely the intent of the parties hereto within the limits permissible under such Rule or related rule.

     10.17 Counterparts. This Agreement may be executed in multiple counterparts, which taken together shall constitute one and the same document.

     10.18 Faxed Signatures. This Agreement may be executed by facsimile signatures, each of which will be deemed an original for purposes of execution.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                        GOLDEN PHOENIX MINERALS, INC., a
                                        Minnesota corporation


                                        By: /s/ Michael Fitzsimonds
                                            ------------------------------------
                                        Name: Michael Fitzsimonds
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        BOREALIS MINING COMPANY, a Nevada
                                        corporation


                                        By: /s/ Allen Gordon
                                            ------------------------------------
                                        Name: Allen S. Gordon
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

                                    EXHIBIT A

                                       TO

                 AGREEMENT BETWEEN GOLDEN PHOENIX MINERALS, INC.
                           AND BOREALIS MINING COMPANY

                   (BOREALIS PROPERTY, MINERAL COUNTY, NEVADA)

                                AREA OF INTEREST

     The Area of Interest is the same as the Borealis Project Area as described in Exhibit III of the Lease.

                                    EXHIBIT B

                                       TO

                 AGREEMENT BETWEEN GOLDEN PHOENIX MINERALS, INC.
                           AND BOREALIS MINING COMPANY

                   (BOREALIS PROPERTY, MINERAL COUNTY, NEVADA)

                                      LEASE

     That certain Mining Lease dated January 24, 1997 from Richard J. Cavell TTTEE F/T Richard J. Cavell Trust Dated 2/23/94, Hardrock Mining Company, a Nevada corporation, and John W. Whitney, as lessors, and J.D. Welsh & Associates, Inc., a Nevada corporation, as lessee, a memorandum of which is recorded as Entry 115828 in Book 169 at page 489 in the official records of Mineral County, Nevada.

                                   EXHIBIT C

                                       TO

                AGREEMENT BETWEEN GOLDEN PHOENIX MINERALS, INC.
                          AND BOREALIS MINING COMPANY

                  (BOREALIS PROPERTY, MINERAL COUNTY, NEVADA)

                                GPM & GG CLAIMS

      The 111 GPM & GG Claims are described on the following three pages.

            All those certain unpatented lode mining claims commonly known as the GG and GPM claim groups, situated in Sections 1 & 2. T6N, R28E, MDBM; Sections 4, 5, 6, 7, 8, 9, 10, 11, 15, 16, 17, 20 & 21, T6N,
            R29E, MDBM; Sections 35 & 36, T7N, R28E, MDBM; and Section 31, T7N, R29E, MDBM, in Mineral County, Nevada. [Not yet filed with BLM or recorded in Mineral County]

                                        111 TOTAL CLAIMS

CLAIM   DATE         DATE                                     DATE        BLM NMC
NAME   LOCATED  RECORDED-COUNTY   BOOK   PAGE   DOC. #    RECORDED-BLM    SERIAL #
-----  -------  ---------------   ----   ----   ------    ------------    --------
GG 1   5-14-03
GG 2   5-14-03
GG 3   5-14-03
GG 4   5-14-03
GG 5   5-14-03
GG 6   5-14-03
GG 7   5-14-03
GG 8   5-14-03
GG 9   5-14-03
GG 10  5-14-03
GG 11  5-14-03
GG 12  5-14-03
GG 13  5-14-03
GG 14  5-14-03
GG 15  5-14-03
GG 16  5-14-03
GG 17  5-17-03
GG 18  5-17-03
GG 19  5-17-03
GG-20  5-17-03
GG-21  5-17-03
GG-22  5-17-03
GG-23  5-17-03
GG-24  5-17-03
GG-25  5-17-03
GG-26  5-17-03
GG-27  5-17-03
GG-28  5-17-03
GG-29  5-17-03
GG 30  5-17-03
GG 31  5-17-03
GG 32  5-17-03
GG 33  5-17-03
GG 34  5-17-03
GG 35  5-17-03
GG 36  5-16-03
GG 37  5-16-03
GG 38  5-16-03
GG 39  5-16-63
GG 40  5-16-03
GG 41  5-16-03
GG 42  5-16-03
GG 43  5-16-03
GG 44  5-17-03
GG 45  5-17-03
GG 46  5-17-03

CLAIM   DATE         DATE                                     DATE        BLM NMC
NAME   LOCATED  RECORDED-COUNTY   BOOK   PAGE    DOC. #   RECORDED-BLM    SERIAL #
------ -------  ---------------   ----   ----    ------   ------------    --------
GG 47      5-17-03
GG 48      5-17-03
GG 49      5-17-03
GG 50      5-17-03
GG 51      5-17-03
GG 52      5-16-03
GG 53      5-16-03
GG 54      5-16-03
GG 55      5-16-03
GG 56      5-16-03
GG 57      5-16-03
GPM 1      5-15-03
GPM 2      5-15-03
GPM 3      5-15-03
GPM 4      5-15-03
GPM 5      5-15-03
GPM 6      5-15-03
GPM 7      5-15-03
GPM 8      5-15-03
GPM 9      5-15-03
GPM 10     5-15-03
GPM 11     5-15-03
GPM 12     5-15-03
GPM 13     5-15-03
GPM 14     5-15-03
GPM 15     5-15-03
GPM 16     5-15-03
GPM 17     5-15-03
GPM 18     5-15-03
GPM 19     5-15-03
GPM 20     5-15-03
GPM 21     5-15-03
GPM 22     5-15-03
GPM 23     5-15-03
GPM 24     5-15-03
GPM 25     5-18-03
GPM 26     5-18-03
GPM 27     5-18-03
GPM 28     5-18-03
GPM 29     5-18-03
GPM 30     5-18-03
GPM 31     5-18-03
GPM 32     5-18-03
GPM 33     5-18-03
GPM 34     5-18-03
GPM 35     5-18-03
GPM 36     5-18-03
GPM 37     5-18-03
GPM 38     5-18-03
GPM 39     5-18-03
GPM 40     5-18-03
GPM 41     5-18-03
GPM 42     5-18-03
GPM 43     5-18-03
GPM 44     5-18-03

CLAIM   DATE         DATE                                     DATE        BLM NMC
NAME   LOCATED  RECORDED-COUNTY   BOOK   PAGE    DOC. #   RECORDED-BLM    SERIAL #
------ -------  ---------------   ----   ----    ------   ------------    --------
GPM 45 5-18-03
GPM 46 5-18-03
GPM 47 5-18-03
GPM 48 5-18-03
GPM 49 5-18-03
GPM 50 5-18-03
GPM 51 5-18-03
GPM 52 5-18-03
GPM 53 5-18-03
GPM 54 5-18-03

                                    EXHIBIT D

                                       TO

                 AGREEMENT BETWEEN GOLDEN PHOENIX MINERALS, INC.
                           AND BOREALIS MINING COMPANY

                   (BOREALIS PROPERTY, MINERAL COUNTY, NEVADA)

                                  LEASED CLAIMS

     The 124 Leased Claims are described on the following six pages.

                                   EXHIBIT A

            All those certain unpatented lode mining claims commonly known as the RAINBOW CABIN and SILVER NIGHT claim groups, situated in Sections 8, 9, 16 and 17, Township 6 North, Range 29 East, Mt. Diablo Base & Meridian, Mineral County, Nevada, more particularly
            described as follows:                    15 TOTAL CLAIMS

                      DATE     DATE RECORDED                  DOCUMENT    DATE       BLM
   CLAIM NAME       LOCATED       COUNTY       BOOK    PAGE      NO.    FILED-BLM   NMC #
-----------------   --------   -------------   ----  -------  --------  ---------   ------
Rainbow             07/01/53     07/01/53       14   563-564             07/31/78    25426
          amended                               58     588
        relocated   10/15/78     11/30/78       60     525      36978    12/08/78
          amended   09/01/82     09/20/82       87     323      59491    10/04/82
Rainbow One         04/16/74     04/30/74       39     471      20411    07/31/78    25429
East
          amended   09/01/82     09/20/82       87     325      59492    10/04/82
Rainbow Two         04/16/74     04/30/74       39     472      20412    07/31/78    25430
East
          amended   09/01/82     09/20/82       87     327      59493    10/04/82
Rainbow One         04/16/74     04/30/74       39     474      20414    07/31/78    25432
West
          amended   09/01/82     09/20/82       87     329      59494    10/04/82
Rainbow Two         04/16/74     04/30/74       39     473      20413    07/31/78    25431
West
          amended   09/01/82     09/20/82       87     331      59495    10/04/82
Cabin               06/27/53     07/01/53       14   562-563             07/31/78    25427
        relocated   10/15/78     11/30/78       60     526      36979    12/08/78
          amended   09/01/82     09/20/82       87     333      59496    10/04/82
Cabin One East      04/16/74     04/30/74       39     480      20420    07/31/78    25438
          amended   09/01/82     09/20/82       87     335      59497    10/04/82
Cabin Two East      04/16/74     04/30/74       39     475      20415    07/31/78    25433
          amended   09/01/82     09/20/82       87     337      59498    10/04/82
Cabin One West      04/16/74     04/30/74       39     482      20422    07/31/78    25440
          amended   09/01/82     09/20/82       87     339      59499    10/04/82
Cabin Two West      04/16/74     04/30/74       39     481               07/31/78    25439
Silver Knight                    07/01/53       14   563-564             07/31/78    25428
        relocated   10/15/78     11/30/78       60     527      36980    12/08/78
Silver Knight One   04/16/74     04/30/74       39     478      20418    07/31/78    25436
East
Silver Knight Two   04/16/74     04/30/74       39     479      20419    07/31/78    25437
East
Silver Knight One   04/16/74     04/30/74       39     477      20417    07/31/78    25435
West
Silver Knight Two   04/16/74     04/30/74       39     476      20416    07/31/78    25434
West

                                   EXHIBIT B

            All those certain unpatented lode mining claims commonly know as the BO claim group, situated in Sections 7, 8, 17, and 18, Township 6 North, Range 29 East, Mt. Diablo Base & Meridian, Mineral County, Nevada, more particularly described as follows:

                                11 TOTAL CLAIMS

                            DATE RECORDED                 DOCUMENT    DATE       BLM
CLAIM NAME    DATE LOCATED     COUNTY       BOOK  PAGE       NO.    FILED-BLM    NMC#
----------    ------------  -------------   ----  ----    --------  ---------   ------
BO #435          02/01/80      03/26/80      67    337     42687     03/27/80   144623
BO #436          01/31/80      03/26/80      67    338     42688     03/27/80   144624
BO #442          02/01/80      03/26/80      67    340     42690     03/27/30   144626
BO #443          01/31/80      03/26/80      67    341     42691     03/27/80   144627
BO #444          01/31/80      03/26/80      67    342     42692     03/27/80   144628
BO #448          02/01/80      03/26/80      67    343     42693     03/27/80   144629
BO #449          01/31/80      03/26/80      67    344     42694     03/27/80   144630
BO #466          02/01/80      03/26/80      67    346     42696     03/27/80   144632
BO #480          02/01/80      03/26/80      67    350     42700     03/27/80   144636
BO #481          01/30/80      03/26/80      67    351     42701     03/27/80   144637
BO #848          01/31/80      03/26/80      67    552     42902     03/27/80   144838

The above-listed claims are owned by:
           Richard J. Cavell                   Hardrock Mining Company
           c/o Borealis Investment Company     Carolyn J. Lindsey, President
           1013 N. Marshall Drive              PO Box 156
           Camano Island, WA 98292             Mina, NV  89422

           John W. Whitney
           P.O. Box 20579
           Reno, NV 89510

                                    EXHIBIT C

      All those certain unpatented lode mining claims commonly known as the FOX claim group, situated in Sections 8, 9, 10, 15 16 and 17, Township 6 North, Range 29 East, and in Sections 35 and 36, Township 7 North, Range 28 East, ML Diablo Base & Meridian, Mineral County, Nevada, more particularly described as follows:

                                         88 TOTAL CLAIMS

                 DATE        DATE                  DOC.    DATA    BLM NMC
 CLAIM NAME     LOCATED RECORDED-COUNTY BOOK PAGE   #   RECDED-BLM  SERIAL#
-------------- -------- --------------- ---- ---- ----- ---------- --------
FOX #1         03/06/79                  61   680        04/10/79   58194
       amended 09/01/82    09/20/82      87   315 59487  10/04/82
FOX #2         03/06/79                  61   681        04/09/79   57755
FOX #3         03/06/79                  61   682        04/09/79   57756
       amended 09/01/82    09/20/82      87   317 59488  10/04/82
FOX #4         03/06/79                  61   683        04/09/79   57757
FOX #5         03/06/79                  61   684        04/09/79   57758
FOX #6         03/06/79                  61   685        04/09/79   57759
FOX #7         03/06/79                  61   686        04/09/79   57760
FOX #8         03/06/79                  61   687        04/09/79   57761
FOX #9         03/06/79                  61   688        04/09/79   57762
FOX #20        03/06/79                  61   699        04/09/79   57773
FOX #21        03/06/79                  61   700        04/09/79   57774
FOX #22        03/06/79                  61   701        04/09/79   57775
FOX #23        03/06/79                  61   702        04/09/79   57776
FOX #25        03/06/79                  61   703        04/09/79   57777
FOX #27        03/06/79                  61   704        04/09/79   57778
FOX #46        03/06/79                  61   711        04/09/79   57785
       amended 09/01/82    09/20/82      87   319 59489  10/04/82
FOX #47        03/06/79                  61   712        04/09/79   57786
FOX #48        03/06/79                  61   713        04/09/79   57787
FOX #49        03/06/79                  61   714        04/09/79   57788
FOX NO.50      03/06/79                  81   715        04/09/79   57789
FOX NO.51      03/06/79                  61   716        04/09/79   57790
FOX NO.56      03/06/79                  61   721        04/09/79
       amended 09/06/82    09/20/82      87   321 59490  10/04/82   57795
FOX NO.57      03/06/79                  61   722        04/09/79   57796
FOX NO.58      03/06/79                  61   723        04/09/79   57797
FOX NO.60      03/06/79                  61   725        04/09/79   57799
FOX NO.61      03/06/79                  81   726        04/09/79   57800
FOX NO.62      03/06/79                  61   727        04/09/79   57801
FOX NO.63      03/06/79                  61   728        04/09/79   57802
FOX NO.64      03/06/79                  61   729        04/09/79   57803

FOX NO.65      03/06/79                  61   730        04/09/79   57804
FOX NO.66      03/06/79                  61   731        04/09/79   57805
FOX NO.67      03/06/79                  61   732        04/09/79   57806
FOX NO.68      03/06/79                  61   733        04/09/79   57807
FOX NO.69      03/06/79                  61   734        04/09/79   57808
FOX NO.70      03/06/79                  61   735        04/09/79   57809
FOX NO.71      03/06/79                  61   736        04/09/79   57810
FOX NO.72      03/06/79                  61   737        04/09/79   57811
FOX NO.73      03/06/79                  61   738        04/09/79   57812
FOX NO.74      03/06/79                  61   739        04/09/79   57813
FOX NO.75      03/06/79                  61   740        04/09/79   57814
FOX NO.76      03/06/79                  61   741        04/09/79   57815
FOX NO.77      03/06/79                  61   742        04/09/79   57816
FOX NO.78      03/06/79                  61   743        04/09/79   57817
FOX NO.79      03/06/79                  61   744        04/09/79   57818
FOX NO.80      03/06/79                  61   745        04/09/79   57819
FOX NO.81      03/06/79                  61   746        04/09/79   57820
FOX NO.82      03/06/79                  61   747        04/09/79   57821
FOX NO.85      09/20/78       11/30/78   60   528  36981 12/08/78   44288
FOX NO.86      09/26/78       11/30/78   60   529  36982 12/08/78   44289
FOX NO.87      09/26/78       11/30/78   60   530  36983 12/08/78   44290
FOX NO.88      09/26/78       11/30/78   60   531  36984 12/08/78   44291
FOX NO.89      09/20/78       11/30/78   60   532  36985 12/08/78   44292
FOX NO.90      09/20/78       11/30/78   60   533  36986 12/08/78   44293
FOX NO.100     09/21/78       11/30/78   60   542  36995 12/08/78   44302
FOX NO.101     09/21/78       11/30/78   60   543  36996 12/08/78   44303
FOX NO.102     09/21/78       11/30/78   60   544  36997 12/08/78   44304
FOX NO.103     09/21/78       11/30/78   60   545  36998 12/08/78   44305
FOX NO.115     09/20/78       11/30/78   60   557  37010 12/08/78   44317
FOX NO.116     09/20/78       11/30/78   60   558  37011 12/08/78   44318
FOX NO.117     09/20/78       11/30/78   60   559  37012 12/08/78   44319
FOX NO.143     09/27/78       11/30/78   60   585  37038 12/08/78   44345
FOX NO.144     09/27/78       11/30/78   60   586  37039 12/08/78   44346
FOX NO.145     09/26/78       11/30/78   60   587  37040 12/08/78   44347
FOX NO.146     09/26/78       11/30/78   60   588  37041 12/08/78   44348
FOX NO.147     09/26/78       11/30/78   60   589  37042 12/08/78   44349
FOX NO.148     09/26/78       11/30/78   60   590  37043 12/08/78   44350
FOX NO.149      5/11/03        6/27/03            128496  6/30/03  844217

FOX #244       05/05/79       06/15/79   62   707  38730 06/28/79   71756
FOX #245       05/05/79       06/15/79   62   708  38731 06/28/79   71757
FOX #246       05/05/79       06/15/79   62   709  38732 06/28/79   71758
FOX #247       05/05/79       06/15/79   62   710  38733 06/28/79   71759

FOX #248  05/05/79  06/15/79  62   711  38734  06/28/79   71760

FOX #249  05/05/79  06/15/79  62   712  38735  06/28/79   71761

FOX #288  07/25/79  09/19/79  64   455  40203  10/01/79   99775

FOX #289  07/25/79  09/19/79  64   456  40204  10/01/79   99776

FOX #290  07/25/79  09/19/79  64   457  40205  10/01/79   99777

FOX #291  07/25/79  09/19/79  64   458  40206  10/01/79   99778

FOX #292  07/25/79  09/19/79  64   459  40207  10/01/79   99779

FOX #293  07/25/79  09/19/79  64   460  40208  10/01/79   99780

FOX #294  07/25/79  09/19/79  64   461  40209  10/01/79   99781

FOX #303  07/27/79  09/19/79  64   470  40218  10/01/79   99790

FOX #304  07/27/79  09/19/79  64   471  40219  10/01/79   99791

FOX #331  09/01/79  09/19/79  64   498  40246  10/01/79   99818

FOX #332  09/01/79  09/19/79  64   499  40247  10/01/79   99819

FOX #333  09/01/79  09/19/79  64   500  40248  10/01/79   99820

FOX #334  09/01/79  09/19/79  64   501  40249  10/01/79   99821

FOX #336  11/14/79  12/07/79  65   464  41048  12/31/79  135448

FOX #338  11/14/79  12/07/79  65   466  41050  12/31/79  135450

The above-listed claims are owned by:
             Richard J. Cavell                    Hardrock Mining Company
             c/o Borealis Investment Company      Carolyn J. Lindsey, President
             1013 N. Marshall Drive               PO Box 156
             Camano Island, WA 98292             Mina City, NV 89422

             John W. Whitney
             P.O. Box 20579
             Reno, NV 89510

                                    EXHIBIT D

            All those certain unpatented lode mining claims commonly know as the LIS claim group, situated in Secs. 1, R28E, MDBM, Secs. 7, & 8, T6N, R29E, MDBM, Secs. 36, T7N, R28E, MDBM in Mineral County, Nevada
                                                                 10 TOTAL CLAIMS

 CLAIM      DATE         DATE                                 DATE      BLM NMC
  NAME    LOCATED   RECORDED-COUNTY  BOOK  PAGE   DOC. #  RECORDED-BLM  SERIAL #
--------  --------  ---------------  ----  ----  -------  ------------  --------
LIS #86   02/08/97      04/11/97      170   173   116249    04/16/97     769845

LIS #87   02/08/97      04/11/97      170   174   116250    04/16/97     769846

LIS #88   02/08/97      04/11/97      170   175   116251    04/16/97     769847

LIS #89   02/08/97      04/11/97      170   176   116252    04/16/97     769848

LIS #90   02/08/97      04/11/97      170   177   116253    04/16/97     769849

LIS #91   02/08/97      04/11/97      170   178   116254    04/16/97     769850

LIS #96   02/08/97      04/11/97      170   183   116259    04/16/97     769855

LIS #98   02/09/97      04/11/97      170   185   116261    04/16/97     769857

LIS #100  02/09/97      04/11/97      170   187   116263    04/16/97     769859

LIS #197   2/10/97      04/11/97      170   284   116360    04/16/97     769956

The above-listed claims are owned by:
              Richard J. Cavell                  Hardrock Mining Company
              c/o Borealis Investment Company    Carolyn J. Lindsey, President
              1013 N. Marshall Drive             PO Box 156
              Camano Island, WA 98292            Mina, NV 89422

              John W. Whitney
              P.O. Box 20579
              Reno, NV 89510

                                    EXHIBIT E

                                       TO

                 AGREEMENT BETWEEN GOLDEN PHOENIX MINERALS, INC.
                           AND BOREALIS MINING COMPANY

                   (BOREALIS PROPERTY, MINERAL COUNTY, NEVADA)

                            MINING VENTURE AGREEMENT

                          EXPLORATION, DEVELOPMENT AND
                            MINE OPERATING AGREEMENT
            (Modified Rocky Mountain Mineral Law Foundation Form 5A)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I       DEFINITIONS AND CROSS-REFERENCES.........................
   1.1          DEFINITIONS..............................................
   1.2          CROSS-REFERENCES.........................................

ARTICLE II      NAME, PURPOSES AND TERM..................................
   2.1          GENERAL..................................................
   2.2          NAME.....................................................
   2.3          PURPOSES.................................................
   2.4          LIMITATION...............................................
   2.5          TERM.....................................................

ARTICLE III     REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS;
                INDEMNITIES..............................................
   3.1          REPRESENTATIONS AND WARRANTIES
                OF BOTH PARTICIPANTS.....................................
   3.2          REPRESENTATIONS AND WARRANTIES OF GOLDEN PHOENIX ........
   3.3          DISCLOSURES..............................................
   3.4          RECORD TITLE.............................................
   3.5          LOSS OF TITLE............................................
   3.6          ROYALTIES, PRODUCTION TAXES AND OTHER PAYMENTS
                BASED ON PRODUCTION......................................
   3.7          INDEMNITIES/LIMITATION OF LIABILITY......................

                                                                            Page
                                                                            ----
ARTICLE IV      RELATIONSHIP OF THE PARTICIPANTS.........................
   4.1          NO PARTNERSHIP...........................................
   4.2          FEDERAL TAX ELECTIONS AND ALLOCATIONS....................
   4.3          STATE INCOME TAX.........................................
   4.4          TAX RETURNS..............................................
   4.5          OTHER BUSINESS OPPORTUNITIES.............................
   4.6          WAIVER OF RIGHTS TO PARTITION OR OTHER DIVISION
                OF ASSETS................................................
   4.7          TRANSFER OR TERMINATION OF RIGHTS TO PROPERTIES .........
   4.8          IMPLIED COVENANTS........................................
   4.9          NO THIRD PARTY BENEFICIARY RIGHTS........................

ARTICLE V       CONTRIBUTIONS BY PARTICIPANTS............................
   5.1          PARTICIPANTS' INITIAL CONTRIBUTIONS......................
   5.2          VALUE OF INITIAL CONTRIBUTIONS...........................
   5.3          ADDITIONAL CONTRIBUTIONS.................................

ARTICLE VI      INTERESTS OF PARTICIPANTS................................
   6.1          INITIAL PARTICIPATING INTERESTS..........................
   6.2          CHANGES IN PARTICIPATING INTERESTS.......................
   6.3          ELIMINATION OF MINORITY INTEREST.........................
   6.4          CONTINUING LIABILITIES UPON ADJUSTMENTS
                OF PARTICIPATING INTERESTS...............................
   6.5          DOCUMENTATION OF ADJUSTMENTS TO PARTICIPATING
                INTERESTS................................................
   6.6          GRANT OF LIEN AND SECURITY INTEREST......................
   6.7          SUBORDINATION OF INTERESTS...............................

ARTICLE VII     MANAGEMENT COMMITTEE.....................................
   7.1          ORGANIZATION AND COMPOSITION.............................
   7.2          DECISIONS................................................
   7.3          MEETINGS.................................................
   7.4          ACTION WITHOUT MEETING IN PERSON.........................
   7.5          MATTERS REQUIRING APPROVAL...............................

ARTICLE VIII    MANAGER..................................................
   8.1          APPOINTMENT..............................................
   8.2          POWERS AND DUTIES OF MANAGER.............................
   8.3          STANDARD OF CARE.........................................
   8.4          RESIGNATION; DEEMED OFFER TO RESIGN......................

                                                                            Page
                                                                            ----
   8.5          PAYMENTS TO MANAGER......................................
   8.6          TRANSACTIONS WITH AFFILIATES.............................
   8.7          ACTIVITIES DURING DEADLOCK...............................

ARTICLE IX      PROGRAMS AND BUDGETS.....................................
   9.1          INITIAL PROGRAM AND BUDGET...............................
   9.2          OPERATIONS PURSUANT TO PROGRAMS AND BUDGETS..............
   9.3          PRESENTATION OF PROGRAMS AND BUDGETS.....................
   9.4          REVIEW AND ADOPTION OF PROPOSED PROGRAMS AND BUDGETS ....
   9.5          ELECTION TO PARTICIPATE..................................
   9.6          RECALCULATION OR RESTORATION OF REDUCED INTEREST
                BASED ON ACTUAL EXPENDITURES.............................
   9.7          PRE-FEASIBILITY STUDY PROGRAM AND BUDGETS................
   9.8          COMPLETION OF PRE-FEASIBILITY STUDIES AND SELECTION OF
                APPROVED ALTERNATIVES....................................
   9.9          PROGRAMS AND BUDGETS FOR FEASIBILITY STUDY...............
   9.10         DEVELOPMENT PROGRAMS AND BUDGETS; PROJECT FINANCING......
   9.11         EXPANSION OR MODIFICATION PROGRAMS AND BUDGETS...........
   9.12         BUDGET OVERRUNS; PROGRAM CHANGES.........................
   9.13         EMERGENCY OR UNEXPECTED EXPENDITURES.....................

ARTICLE X       ACCOUNTS AND SETTLEMENTS.................................
   10.1         MONTHLY STATEMENTS.......................................
   10.2         CASH CALLS...............................................
   10.3         FAILURE TO MEET CASH CALLS...............................
   10.4         COVER PAYMENT............................................
   10.5         REMEDIES.................................................
   10.6         AUDITS...................................................

ARTICLE XI      DISPOSITION OF PRODUCTION................................
   11.1         TAKING IN KIND...........................................
   11.2         FAILURE OF PARTICIPANT TO TAKE IN KIND...................
   11.3         HEDGING..................................................

ARTICLE XII     WITHDRAWAL AND TERMINATION...............................
   12.1         TERMINATION BY EXPIRATION OR AGREEMENT...................
   12.2         TERMINATION BY DEADLOCK..................................
   12.3         WITHDRAWAL...............................................
   12.4         CONTINUING OBLIGATIONS AND ENVIRONMENTAL LIABILITIES.....

                                                                            Page
                                                                            ----
   12.5         DISPOSITION OF ASSETS ON TERMINATION.....................
   12.6         NON-COMPETE COVENANTS....................................
   12.7         RIGHT TO DATA AFTER TERMINATION..........................
   12.8         CONTINUING AUTHORITY.....................................

ARTICLE XIII    ACQUISITIONS WITHIN AREA OF INTEREST.....................
   13.1         GENERAL..................................................
   13.2         NOTICE TO NON-ACQUIRING PARTICIPANT......................
   13.3         OPTION EXERCISED.........................................
   13.4         OPTION NOT EXERCISED.....................................

ARTICLE XIV     ABANDONMENT AND SURRENDER OF PROPERTIES..................

ARTICLE XV      SUPPLEMENTAL BUSINESS AGREEMENT..........................

ARTICLE XVI     TRANSFER OF INTEREST; PREEMPTIVE RIGHT...................
   16.1         GENERAL..................................................
   16.2         LIMITATIONS ON FREE TRANSFERABILITY......................
   16.3         PREEMPTIVE RIGHT.........................................

ARTICLE XVII    DISPUTES.................................................
   17.1         GOVERNING LAW............................................
   17.2         JURISDICTION AND VENUE...................................
   17.3         DISPUTE RESOLUTION.......................................

ARTICLE XVIII   CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE
                OF INFORMATION...........................................
   18.1         BUSINESS INFORMATION.....................................
   18.2         PARTICIPANT INFORMATION..................................
   18.3         PERMITTED DISCLOSURE OF CONFIDENTIAL
                BUSINESS INFORMATION.....................................
   18.4         DISCLOSURE REQUIRED BY LAW...............................
   18.5         PUBLIC ANNOUNCEMENTS.....................................

ARTICLE XIX     GENERAL PROVISIONS.......................................
   19.1         NOTICES..................................................
   19.2         GENDER...................................................
   19.3         CURRENCY.................................................
   19.4         HEADINGS.................................................
   19.5         WAIVER...................................................

                                                                            Page
                                                                            ----
   19.6         MODIFICATION.............................................
   19.7         FORCE MAJEURE............................................
   19.8         RULE AGAINST PERPETUITIES................................
   19.9         FURTHER ASSURANCES.......................................
   19.10        ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS.................
   19.11        MEMORANDUM...............................................
   19.12        COUNTERPARTS.............................................

EXHIBIT A       ASSETS AND AREA OF INTEREST
EXHIBIT B       ACCOUNTING PROCEDURES
EXHIBIT C       TAX MATTERS
EXHIBIT D       DEFINITIONS
EXHIBIT E       NET PROCEEDS CALCULATION
EXHIBIT F       INSURANCE
EXHIBIT G       INITIAL PROGRAM AND BUDGET
EXHIBIT H       PREEMPTIVE RIGHTS
EXHIBIT I       EXISTING FACILITIES

              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

     This Agreement is made as of _______________________ ("EFFECTIVE DATE") between GOLDEN PHOENIX MINERALS, INC., a Minnesota corporation ("GOLDEN PHOENIX"), the address of which is 3595 Airway Drive, Suite 405, Reno, NV 89511, and BOREALIS MINING COMPANY, a Nevada corporation ("BOREALIS"), the address of which is 1153 Bergen Parkway, Suite 290, Evergreen, CO 80439-9773.

                                    RECITALS

     A. Golden Phoenix owns or controls certain properties in Mineral County, State of Nevada, which properties are described in EXHIBIT A and defined in EXHIBIT D.

     B. Borealis wishes to participate with Golden Phoenix in the exploration, evaluation and if justified the development and mining of mineral resources within the Properties, and Golden Phoenix is willing to grant such rights to Borealis.

     NOW THEREFORE, in consideration of the covenants and conditions contained herein, Golden Phoenix and Borealis agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND CROSS-REFERENCES

     1.1 DEFINITIONS. The terms defined in EXHIBIT D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

     1.2 CROSS-REFERENCES. References to "EXHIBITS," "ARTICLES," "SECTIONS" and "SUBSECTIONS" refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to "PARAGRAPHS" and "SUBPARAGRAPHS" refer to paragraphs and subparagraphs of the referenced Exhibits.

                                   ARTICLE II
                             NAME, PURPOSES AND TERM

     2.1 GENERAL. Golden Phoenix and Borealis hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.

     2.2 NAME. The Assets shall be managed and operated by the Participants under the name of the BOREALIS JOINT VENTURE. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

     2.3 PURPOSES. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

          (a)  to conduct Exploration within the Area of Interest,

          (b) to acquire additional real property and other interests within the Area of Interest,

          (c) to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

          (d)  to engage in Operations on the Properties,

          (e)  to engage in marketing Products, to the extent provided by
               ARTICLE XI,

          (f) to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

          (g) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

     2.4 LIMITATION. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in SECTION 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in ARTICLE 4.

     2.5 TERM. The term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless the Business is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a "CONTINUOUS BASIS" so long as production in commercial quantities is not halted for more than _________ consecutive years.

                                   ARTICLE III
          REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

     3.1 REPRESENTATIONS AND WARRANTIES OF BOTH PARTICIPANTS. As of the Effective Date, each Participant warrants and represents to the other that:

          (a) it is a corporation duly organized and in good standing in its state of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

          (b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

          (c) it will not breach any other agreement or arrangement by entering into or performing this Agreement;

          (d) it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

          (e) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

     3.2 REPRESENTATIONS AND WARRANTIES OF GOLDEN PHOENIX. As of the Effective Date, Golden Phoenix makes the following representations and warranties to
Borealis:

          (a) With respect to those Properties Golden Phoenix owns in fee simple, if any, Golden Phoenix is in exclusive possession of and owns such Properties free and clear of all Encumbrances or defects in title except those specifically identified in PARAGRAPH 1.1 OF EXHIBIT A.

          (b) With respect to those Properties in which Golden Phoenix holds an interest under leases or other contracts: (i) Golden Phoenix is in exclusive possession of such Properties; (ii) Golden Phoenix has not received any notice of default of any of the terms or provisions of such leases or other contracts;
(iii) Golden Phoenix has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iv) to Golden Phoenix's knowledge, such leases and other contracts are valid and are in good standing;
(v) Golden Phoenix has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to Golden Phoenix's knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in PARAGRAPH 1.1 OF EXHIBIT A.

          (c) Golden Phoenix has delivered to or made available for inspection by Borealis all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

          (d) With respect to unpatented mining claims and millsites located by Golden Phoenix that are included within the Properties, except as provided in PARAGRAPH 1.1 OF EXHIBIT A and subject to the paramount title of the United
States: (i) the unpatented mining claims were properly laid out and monumented;
(ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to SUBSECTION 8.2(K) through the assessment year ending September 1, _____; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies;
(vi) the claims are free and clear of Encumbrances or defects in title; and (vii) Golden Phoenix has no knowledge of conflicting mining claims. Nothing in this SUBSECTION, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

          (e) With respect to unpatented mining claims and millsites not located by Golden Phoenix but which are included within the Properties, except as provided in PARAGRAPH 1.1 OF EXHIBIT A and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to SUBSECTION 8.2(K) through the assessment year ending September 1, _____; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) Golden Phoenix has no knowledge of conflicting mining claims. Nothing in this SUBSECTION, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals.

          (f) With respect to the Properties, to Golden Phoenix's knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

          (g) Except as to matters otherwise disclosed in writing to Borealis prior to the Effective Date,

               (i) to Golden Phoenix's knowledge, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental
Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

               (ii) to Golden Phoenix's knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties ("ENVIRONMENTAL DAMAGE"), subject, however, to the parties' acknowledgment that prior mining operations have occurred on the Properties and that certain facilities, more particularly described in EXHIBIT I hereto, still exist on the Properties as a consequence of such operations.

               (iii) Golden Phoenix has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

          The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant's "KNOWLEDGE," the term "knowledge" shall mean actual knowledge on the part of the officers, employees, and agents of the representing Participant or of facts that would reasonably lead to the indicated conclusions.

     3.3 DISCLOSURES. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this ARTICLE III from being materially misleading. Golden Phoenix has disclosed to Borealis all information it believes to be relevant concerning the Assets and has provided to or made available for inspection by Borealis all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in SECTION 3.2) or as to the boundaries or value of the Assets. Each Participant represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

     3.4 RECORD TITLE. Title to the Assets shall be held by the Participants as co-tenants for the benefit of the Business.

     3.5 LOSS OF TITLE. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of Golden Phoenix or Borealis as to title shall be charged to Golden Phoenix or Borealis, as the case may be.

     3.6 ROYALTIES, PRODUCTION TAXES AND OTHER PAYMENTS BASED ON PRODUCTION. All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by each Participant in proportion to its Participating Interest, and each Participant undertakes to make such payments timely and otherwise in accordance with applicable laws and agreements. If separate payment is not permitted, each Participant shall determine and pay its proportionate share in advance to the Participant obligated to make such payment and such Participant shall timely make such payment. Each Participant shall furnish to the other Participant evidence of timely payment for all such required payments. In the event that either Participant fails to make any such required payment, the other Participant shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the other Participant shall not constitute acceptance by the paying Participant of any liability to such third party for the underlying obligation.

     3.7 INDEMNITIES/LIMITATION OF LIABILITY.

          (a) Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively "INDEMNIFIED PARTICIPANT") from and against the entire amount of any Material Loss. A "MATERIAL LOSS" shall mean all costs, expenses, damages or liabilities, including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant ("INDEMNIFYING PARTICIPANT") of any representation, warranty or covenant contained in this Agreement, including without limitation:

               (i) any failure by a Participant to determine accurately and make timely payment of its proportionate share of required royalties, production taxes and other payments out of production to third parties as required by
SECTION 3.6;

               (ii) any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of SECTION 4.1;

               (iii) failure of a Participant or its Affiliates to comply with the non-compete or Area of Interest provisions of SECTION 12.6 or ARTICLE XIII;

               (iv) any Transfer that causes termination of the tax partnership established by SECTION 4.2, against which the transferring Participant shall indemnify the non-transferring Participant as provided in ARTICLE V of EXHIBIT C; and

               (v) failure of a Participant or its Affiliates to comply with the preemptive right under SECTION 16.3 and EXHIBIT H.

          A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of __________ Dollars ($_____) relating to breaches of warranties, representations and covenants contained in this Agreement. Golden Phoenix's aggregate liability to all Indemnified Participants under this SECTION for breaches of the representations in SUBSECTION 3.2(G) shall not, however, exceed __________ Dollars ($__________).

          (b) If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant's expense and with counsel of the Indemnified Participant's choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant's expense, employment of counsel of the Indemnifying Participant's choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

                                   ARTICLE IV

                        RELATIONSHIP OF THE PARTICIPANTS

     4.1 NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner or the venturer of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant's directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

     4.2 FEDERAL TAX ELECTIONS AND ALLOCATIONS. Without changing the effect of
SECTION 4.1, the relationship of the Participants shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. Tax elections and allocations shall be made as set forth in EXHIBIT C.

     4.3 STATE INCOME TAX. To the extent permissible under applicable law, the relationship of the Participants shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

     4.4 TAX RETURNS. After approval of the Management Committee, any tax returns or other required tax forms shall be filed in accordance with EXHIBIT C.

     4.5 OTHER BUSINESS OPPORTUNITIES. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Participant. The doctrines of "CORPORATE OPPORTUNITY" or "BUSINESS OPPORTUNITY" shall not be applied to this Business nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in SECTION 12.6, within the Area of Interest after the termination of the Business. Unless otherwise agreed in writing, neither Participant shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant.

     4.6 WAIVER OF RIGHTS TO PARTITION OR OTHER DIVISION OF ASSETS. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

     4.7 TRANSFER OR TERMINATION OF RIGHTS TO PROPERTIES. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

     4.8 IMPLIED COVENANTS. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

     4.9 NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in SUBSECTION 3.7(A).

                                    ARTICLE V
                          CONTRIBUTIONS BY PARTICIPANTS

     5.1 PARTICIPANTS' INITIAL CONTRIBUTIONS. The Participants, as their Initial Contributions, hereby contribute their respective interests in the Properties to the purposes of this Agreement.

     5.2 VALUE OF INITIAL CONTRIBUTIONS. Solely for the purposes of SECTIONS 6.3, 8.2(N), 9.5 and 10.5 of this Agreement and PARAGRAPH 4.1(A) OF EXHIBIT C, the agreed value of the Participants' respective Initial Contributions shall be as follows:

Golden Phoenix   $5,000,000.00

Borealis         $5,000,000.00

     5.3 ADDITIONAL CONTRIBUTIONS. The Participants, subject to any election permitted by SUBSECTION 9.5(A), shall be obligated to contribute funds to adopted Programs and Budgets in accordance with their respective Participating Interests.

                                   ARTICLE VI
                            INTERESTS OF PARTICIPANTS

     6.1 INITIAL PARTICIPATING INTERESTS. The Participants shall have the following initial Participating Interests:

Golden Phoenix   50%

Borealis         50%

     6.2 CHANGES IN PARTICIPATING INTERESTS. The Participating Interests shall be eliminated or changed as follows:

          (a) Upon withdrawal or deemed withdrawal as provided in Section 6.3 and Article XII;

          (b) Upon an election by either Participant pursuant to SECTION 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

          (c) In the event of default by either Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in SECTION 10.5;

          (d) Upon Transfer by either Participant of part or all of its Participating Interest in accordance with ARTICLE XVI; or

          (e) Upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

     6.3 ELIMINATION OF MINORITY INTEREST.

          (a) A Reduced Participant whose Recalculated Participating Interest becomes less than ten percent (10%) shall be deemed to have withdrawn from the Business and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in PARAGRAPH 1.1 OF EXHIBIT A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant. The Reduced Participant's Capital Account shall be transferred to the remaining Participant. The Reduced Participant shall have the right to receive ten percent (10%) of Net Proceeds, if any, to a maximum amount of seventy percent (70%) of the Reduced Participant's Equity Account balance as of the effective date of the withdrawal. Upon receipt of such amount, and subject to SECTION 6.4, the Reduced Participant shall thereafter have no further right, title, or interest in the Assets or under this Agreement, and the tax partnership established by EXHIBIT C shall dissolve pursuant to PARAGRAPH 4.2 OF EXHIBIT C. In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining Participant.

          (b) The relinquishment, withdrawal and entitlements for which this SECTION provides shall be effective as of the effective date of the recalculation under SECTIONS 9.5 or 10.5. However, if the final adjustment provided under SECTION 9.6 for any recalculation under SECTION 9.5 results in a Recalculated Participating Interest of ten percent (10%) or more: (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to Net Proceeds under SUBSECTION 6.3(A) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in SUBSECTION 9.6(D). Similarly, if such final adjustment under SECTION 9.6 results in a Recalculated Participating Interest for either Participant of less than ten percent (10%) for a Program Period as to which the provisional calculation under SECTION 9.5 had not resulted in a Participating Interest of less than ten percent (10%), then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of ten percent (10%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of SUBSECTION 6.3(A) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in SUBSECTION 9.6(D), including of any Net Proceeds to which such Participant may be entitled for such Program Period.

     6.4 CONTINUING LIABILITIES UPON ADJUSTMENTS OF PARTICIPATING INTERESTS. Any reduction or elimination of either Participant's Participating Interest under
SECTION 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this SECTION, such Participant's share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Participating Interests under SECTIONS 6.3, 9.5, 9.6 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant's initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in EXHIBIT B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under SECTIONS 6.3, 9.5, 9.6 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to an interest in Net Proceeds pursuant to SUBSECTION 6.3(A).

     6.5 DOCUMENTATION OF ADJUSTMENTS TO PARTICIPATING INTERESTS. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under SECTIONS 6.3, 9.5, 9.6 and 10.5, shall be made monthly. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

     6.6 GRANT OF LIEN AND SECURITY INTEREST.

          (a) Subject to SECTION 6.7, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

          (b) The liens and security interests granted by SUBSECTION 6.6(A) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with SECTION 10.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

     6.7 SUBORDINATION OF INTERESTS. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to SECTION
6.6 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

                                   ARTICLE VII
                              MANAGEMENT COMMITTEE

     7.1 ORGANIZATION AND COMPOSITION. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of three members appointed by Golden Phoenix and three members appointed by Borealis. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by notice to the other members. Borealis shall designate one of its members to serve as the chair of the Management Committee.

     7.2 DECISIONS. Each Participant, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over fifty percent (50%) shall determine the decisions of the Management Committee. In the case of any tie vote, the vote of Borealis shall determine the decisions of the Management Committee.

     7.3 MEETINGS.

          (a) The Management Committee shall hold regular meetings at least quarterly in Reno, Nevada, or at other agreed places. The Manager shall give thirty (30) days notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon seven (7) days notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

          (b) If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon seven (7) days notice to the other Participant.

          (c) Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if either Participant adds the matter to the agenda at least five (5) days before the meeting or with the consent of the other Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within thirty (30) days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participant's proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

     7.4 ACTION WITHOUT MEETING IN PERSON. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with SUBSECTION 7.3(C). The Management Committee may also take actions in writing signed by all members.

     7.5 MATTERS REQUIRING APPROVAL. Except as otherwise delegated to the Manager in SECTION 8.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

                                  ARTICLE VIII
                                     MANAGER

     8.1 APPOINTMENT. The Participants hereby appoint Borealis as the Manager with overall management responsibility for Operations. Borealis hereby agrees to serve until it resigns as provided in SECTION 8.4.

     8.2 POWERS AND DUTIES OF MANAGER. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

          (a) The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in ARTICLE IX.

          (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

          (c) The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in PARAGRAPH 1.1 OF EXHIBIT A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

          (d) The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

          (e) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income and taxes, including production taxes, attributable to a Participant's share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

          (f) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply consistent with its standard of care under SECTION 8.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

          (g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of Twenty-Five Thousand Dollars ($25,000.00) in cash or value.

          (h) The Manager shall provide insurance for the benefit of the Participants as provided in EXHIBIT F or as may otherwise be determined from time to time by the Management Committee.

          (i) The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in ARTICLE XIV. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Twenty-Five Thousand Dollars ($25,000.00); (ii) enter into any sales contracts or commitments for Product, except as permitted in SECTION 11.2; (iii) begin a liquidation of the Business; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

          (j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

          (k) The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager's standard of care under SECTION 8.3. The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager's standard of care under SECTION 8.3.

          (l) If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation,
(iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

          (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in EXHIBIT B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

          (n) The Manager shall maintain Equity Accounts for each Participant. Each Participant's Equity Account shall be credited with the value of such Participant's contributions under SECTION 5.2 and shall be credited with amounts contributed by such Participant under SECTION 5.3. Each Participant's Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the Participants, and such estimated value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.

          (o) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee:
(i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to ARTICLE XVIII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Participant upon the request of such Participant's member of the Management Committee, access to, and the right to inspect and, at such Participant's cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to ARTICLE XVIII. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations.

          (p) The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

          (q) The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

          (r) The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

          (s) If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

          (t) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to SECTION 7.1.

     8.3 STANDARD OF CARE. The Manager shall discharge its duties under SECTION
8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under SECTION 8.2 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

     8.4 RESIGNATION; DEEMED OFFER TO RESIGN. The Manager may resign upon not less than six (6) months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within sixty (60) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Participant may appoint itself or a third party as the Manager.

          (a) The aggregate Participating Interest of the Manager and its Affiliates becomes less than forty percent (40%);

          (b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance;

          (c) The Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;

          (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

          (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

          (f) Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under SUBSECTIONS (D), (E) or (F) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

     8.5 PAYMENTS TO MANAGER. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with EXHIBIT B.

     8.6 TRANSACTIONS WITH AFFILIATES. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm's-length transactions with unrelated persons.

     8.7 ACTIVITIES DURING DEADLOCK. If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties. If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

                                   ARTICLE IX
                              PROGRAMS AND BUDGETS

     9.1 INITIAL PROGRAM AND BUDGET. The Initial Program and Budget to which both Participants have agreed is hereby adopted and is attached as EXHIBIT G.

     9.2 OPERATIONS PURSUANT TO PROGRAMS AND BUDGETS. Except as otherwise provided in SECTION 9.13 and ARTICLE XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

     9.3 PRESENTATION OF PROGRAMS AND BUDGETS. Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with SECTIONS 7.2 and 9.4. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least four (4) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

     9.4 REVIEW AND ADOPTION OF PROPOSED PROGRAMS AND BUDGETS. Within thirty
(30) days after submission of a proposed Program and Budget, each Participant shall submit in writing to the Management Committee:

          (a) Notice that the Participant approves any or all of the components of the proposed Program and Budget;

          (b) Modifications proposed by the Participant to the components of the proposed Program and Budget; or

          (c) Notice that the Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to SUBSECTIONS 9.4(A),
(B) or (C), then the Manager working with the other Participant shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management Committee meeting in accordance with SECTION 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

     9.5 ELECTION TO PARTICIPATE.

          (a) By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, or (iii) not at all. In case of an election under SUBSECTION 9.5(A)(II) or (III), its Participating Interest shall be recalculated as provided in SUBSECTION 9.5(B) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.

          (b) If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated as follows:

               (i) for an election made before Payout, by dividing: (A) the sum of (1) the amount credited to the Reduced Participant's Equity Account with respect to its Initial Contribution under SECTION 5.2, (2) the total of all of the Reduced Participant's contributions under SECTION 5.3, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred; or

               (ii) for an election made after Payout, by reducing its Participating Interest in an amount equal to two times the amount by which it would have been reduced under SUBSECTION 9.5(B)(I) if such election were made before Payout.

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

          (c) Whenever the Participating Interests are recalculated pursuant to this SUBSECTION 9.5, (i) the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

     9.6 RECALCULATION OR RESTORATION OF REDUCED INTEREST BASED ON ACTUAL EXPENDITURES.

          (a) If a Participant makes an election under SUBSECTION 9.5(A)(II) or
(III), then within sixty (60) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

          (b) If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to SUBSECTION 9.5(B) by substituting each Participant's actual contribution to the adopted Budget for that Participant's estimated contribution at the time of the Reduced Participant's election under SUBSECTION 9.5(A).

          (c) If the Manager expended or incurred obligations of less than 80 percent (80%) of the adopted Budget, within thirty (30) days of receiving the Manager's report on expenditures, the Reduced Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant's proportionate share (at the Reduced Participant's former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in SECTION 10.3 plus three (3) percentage points. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participant with such notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this ARTICLE IX and shall bar the Reduced Participant from its rights under this SUBSECTION 9.6(C) concerning the relevant adopted Program and Budget.

          (d) All recalculations under this SECTION IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this SECTION been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this SECTION, the Manager shall have the right to purchase or sell a Participant's share of Products in the same manner as under SECTION 11.2 and to apply the proceeds of such sale to satisfy that Participant's obligation to make such contributions, reimbursements or adjustments.

          (e) Whenever the Participating Interests are recalculated pursuant to this SECTION, (i) the Participants' Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

     9.7 PRE-FEASIBILITY STUDY PROGRAM AND BUDGETS.

          (a) At such time as either Participant is of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the Properties, the Participant may propose to the Management Committee that a Pre-Feasibility Study Program and Budget, or a Program and Budget that includes Pre-Feasibility Studies, be prepared. Such proposal shall be made in writing to the other Participant, shall reference the data upon which the proposing Participant bases its opinion, and shall call a meeting of the Management Committee pursuant to SECTION 7.3. If such proposal is adopted by the Management Committee, the Manager shall prepare or have prepared a Pre-Feasibility Study Program and Budget as approved by the Management Committee and shall submit the same to the Management Committee within sixty (60) days following adoption of the proposal.

          (b) Pre-Feasibility Studies may be conducted by the Manager, Feasibility Contractors, or both, or may be conducted by the Manager and audited by Feasibility Contractors, as the Management Committee determines. A Pre-Feasibility Study Program shall include the work necessary to prepare and complete the Pre-Feasibility Study approved in the proposal adopted by the Management Committee, which may include some or all of the following:

               (i) analyses of various alternatives for mining, processing and beneficiation of Products;

               (ii) analyses of alternative mining, milling, and production rates;

               (iii) analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);

               (iv) analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);

               (v) estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves;

               (vi) analyses of environmental impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative;

               (vii) conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;

               (viii) conduct of hydrology and other studies related to any required dewatering; and

               (ix) conduct of other studies and analyses approved by the Management Committee.

          (c) The Manager shall have the discretion to base its and any Feasibility Contractors' Pre-Feasibility Study on the cumulative results of each discipline studied, so that if a particular portion of the work would result in the conclusion that further work based on these results would be unwarranted for a particular alternative, the Manager shall have no obligation to continue expenditures on other Pre-Feasibility Studies related solely to such alternative.

     9.8 COMPLETION OF PRE-FEASIBILITY STUDIES AND SELECTION OF APPROVED ALTERNATIVES. As soon as reasonably practical following completion of all Pre-Feasibility Studies required to evaluate fully the alternatives studied pursuant to Pre-Feasibility Programs, the Manager shall prepare a report summarizing all Pre-Feasibility Studies and shall submit the same to the Management Committee. Such report shall incorporate the following:

          (a) the results of the analyses of the alternatives and other matters evaluated in the conduct of the Pre-Feasibility Programs;

          (b) reasonable estimates of capital costs for the Development and start-up of the mine, mill and other processing and ancillary facilities required by the Development and Mining alternatives evaluated (based on flowsheets, piping and instrumentation diagrams, and other major engineering diagrams), which cost estimates shall include reasonable estimates of:

               (i) capitalized pre-stripping expenditures, if an open pit or surface mine is proposed;

               (ii) expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;

               (iii) expenditures required to perform all other related work required to commence commercial production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements); and

               (iv) all other direct and indirect costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated. The capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;

          (c) a reasonable estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in SUBSECTION 9.8(B) for each Development alternative evaluated, and for subsequent years of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post-Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. This analysis shall also include an estimate of the number of employees required to conduct such Operations for each alternative;

          (d) a review of the nature, extent and rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;

          (e) an analysis (and sensitivity analyses reasonably requested by either Participant), based on various target rates of return and price assumptions requested by either Participant, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Properties into commercial production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates requested by either Participant); and

          (f) such other information as the Management Committee deems appropriate.

Within sixty (60) days after delivery of the Pre-Feasibility Study summary to the Participants, a Management Committee meeting shall be convened for the purposes of reviewing the Pre-Feasibility Study summary and selecting one or more Approved Alternatives, if any.

     9.9 PROGRAMS AND BUDGETS FOR FEASIBILITY STUDY. Within sixty (60) days following the selection of an Approved Alternative, the Manager shall submit to the Management Committee a Program and a Budget, which shall include necessary Operations, for the preparation of a Feasibility Study. A Feasibility Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.

     9.10 DEVELOPMENT PROGRAMS AND BUDGETS; PROJECT FINANCING.

          (a) Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Feasibility Study until sixty (60) days following the receipt by Manager of the Feasibility Study. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.

          (b) Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than ninety (90) days thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work ("BID REPORT"). If bids described in the Bid Report result in the aggregate cost of Development work exceeding one hundred twenty percent (120%) of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been resubmitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with SECTIONS 7.2 and 9.4.

          (c) If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.

     9.11 EXPANSION OR MODIFICATION PROGRAMS AND BUDGETS. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within sixty (60) days following receipt by the Manager of such Feasibility Study.

     9.12 BUDGET OVERRUNS; PROGRAM CHANGES. With respect to all adopted Programs and Budgets, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than fifteen percent (15%) in the aggregate, then the excess over fifteen percent (15%), unless directly caused by an emergency or unexpected expenditure made pursuant to SECTION 9.13 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of fifteen percent (15%) or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.

     9.13 EMERGENCY OR UNEXPECTED EXPENDITURES. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

                                    ARTICLE X
                            ACCOUNTS AND SETTLEMENTS

     10.1 MONTHLY STATEMENTS. The Manager shall submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

     10.2 CASH CALLS. On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, or a billing made pursuant to SECTION 9.13 or 12.4, each Participant shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to sixty (60) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

          (a) Following the decision to commence Development or Mining on any of the Properties, the Manager shall give the non-Manager notice of the time and amount of the first cash call. The non-Manager shall have a period of four (4) months from receipt of this notice in which to obtain financing to satisfy its financial obligations under the development and mining plan. If, at the end of that four months, the non-Manager has obtained a letter of commitment from a lender or other financial institution to provide financing for the non-Manager's share of expenses, the non-Manager shall have an additional period of two (2) months in which to secure its financing and meet its cash call obligation. During this period of four or six months, the Manager may proceed with development of the Properties and advance the non-Manager's share of costs. These advances by the Manager, together with interest at an annual rate equal to two (2) percentage points over the Prime Rate, shall become a lien against the non-Manager's share of production.

     10.3 FAILURE TO MEET CASH CALLS. A Participant that fails to meet cash calls in the amount and at the times specified in SECTION 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to three (3) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with
ARTICLE VI. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in SECTIONS 10.4 and 10.5.

     10.4 COVER PAYMENT. If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a "COVER PAYMENT"). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in SECTION 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

     10.5 REMEDIES. The Participants acknowledge that if either Participant defaults in making a contribution required by ARTICLE V or a cash call, or in repaying a loan, as required under SECTIONS 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with SECTION 10.2.

          (a) The defaulting Participant grants to the non-defaulting Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in SECTION 6.6 (whether or not such lien and security interest has been perfected), upon a default under SECTIONS 10.3 or 10.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participant elects to enforce the lien or security interest pursuant to the terms of this SUBSECTION, the defaulting Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency.

          (b) The non-defaulting Participant may elect to have the defaulting Participant's Participating Interest diluted or eliminated as follows:

               (i) For a default occurring before Payout relating to a Program and Budget covering in whole or in part Exploration, Pre-Feasibility Study or Feasibility Study Operations, the Reduced Participant's Participating Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Participant's Initial Contribution under SECTION 5.2, (2) the total of all of the Reduced Participant's contributions under SECTION 5.3, and (3) the amount, if any, the

Reduced Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred. For such a default occurring after Payout, the Reduced Participant's Participating Interest shall be reduced in an amount equal to two times the amount by which it would have been reduced if such default had occurred before Payout. For such a default, whether occurring before or after Payout, the Recalculated Participating Interest shall then be further reduced:

                    (A) for a default relating exclusively to an Exploration Program and Budget, by multiplying the Recalculated Participating Interest by the following percentage: 90%; or

                    (B) for a default relating to a Program and Budget covering in whole or in part Pre-Feasibility Study and/or Feasibility Study Operations, by multiplying the Recalculated Participating Interest by the following percentage: 80%.

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, including the further reduction under SUBSECTIONS 10.5(B)(i)(A) or
(B).

               (ii) For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participant's election, the defaulting Participant shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting Participant; provided, however, the defaulting Participant shall have the right to receive only from ten percent (10%) of Net Proceeds, if any, and not from any other source, an amount equal to ten percent (10%) of the defaulting Participant's Equity Account balance at the time of such default. Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in the Assets, but shall remain liable to the extent provided in SECTION 6.4.

               (iii) Dilution under this SUBSECTION 10.5(B) shall be effective as of the date of the original default, and SECTION 9.6 shall not apply. The amount of any Cover Payment under SECTION 10.4 and interest thereon, or any interest accrued in accordance with SECTION 10.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

               (iv) Whenever the Participating Interests are recalculated pursuant to this SUBSECTION 10.5(B), (A) the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

          (c) If a Participant has defaulted in meeting a cash call or repaying a loan, and if the non-defaulting Participant has made a Cover Payment, then, in addition to a reduction in the defaulting Participant's Participating Interest effected pursuant to SUBSECTION 10.5(B), the non-defaulting Participant shall have the right, if the indebtedness arising from a default or Cover Payment is not discharged within forty-five (45) days of the default and upon not less than thirty (30) days advance notice to the defaulting Participant, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting Participant in the Assets, including but not limited to its Participating Interest or interest in Net Proceeds, together with all proceeds from and accessions of the foregoing (collectively the "DEFAULTING PARTICIPANT'S ENTIRE INTEREST") at a purchase price equal to eighty percent (80%) of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Participant. If the defaulting Participant conveys notice of objection to the person so appointed within ten (10) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting Participant and a qualified independent appraiser appointed by the defaulting Participant; provided, however, that if the defaulting Participant fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving notice of such objection, then the person originally designated by the non-defaulting Participant shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Participants fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either Participant. There shall be withheld from the purchase price payable, upon transfer of the Defaulting Participant's Entire Interest, the amount of any Cover Payment under SECTION 10.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with
SECTION 10.3 to the date of such transfer. Upon payment of such purchase price, the defaulting Participant shall be deemed to have relinquished all of the Defaulting Participant's Entire Interest to the non-defaulting Participant, but shall remain liable to the extent provided in SECTION 6.4.

     10.6 AUDITS.

          (a) Within sixty (60) days after the end of each calendar year, at the request of a Participant, an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to SUBSECTION 10.6(B) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in SUBSECTION 10.6(B). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this SUBSECTION shall be charged to the Business Account.

          (b) Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant thirty
(30) days
prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager's normal business hours and shall not interfere with Operations. Neither Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

                                   ARTICLE XI
                            DISPOSITION OF PRODUCTION

     11.1 TAKING IN KIND. Each Participant shall take in kind or separately dispose of its share of all Products in proportion to its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.

     11.2 FAILURE OF PARTICIPANT TO TAKE IN KIND. If a Participant fails to take its proportionate share of Products in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the notice date described in SECTION 11.1, to purchase the Participant's share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

     11.3 HEDGING. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

                                   ARTICLE XII
                           WITHDRAWAL AND TERMINATION

     12.1 TERMINATION BY EXPIRATION OR AGREEMENT. This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

     12.2 TERMINATION BY DEADLOCK. If the Management Committee fails to adopt a Program and Budget for twelve (12) months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate the Business by giving sixty (60) days notice of termination to the other Participant.

     12.3 WITHDRAWAL. A Participant may elect to withdraw from the Business by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or thirty
(30) days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in PARAGRAPH 1.1 OF EXHIBIT A and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a sixty (60) day period both Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the Participants pursuant to SECTION 12.1.

     12.4 CONTINUING OBLIGATIONS AND ENVIRONMENTAL LIABILITIES. On termination of the Business under SECTIONS 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under SECTIONS 6.3, 9.5, 9.6 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

     12.5 DISPOSITION OF ASSETS ON TERMINATION. Promptly after termination under SECTIONS 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Business, in accordance with EXHIBIT C. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

     12.6 NON-COMPETE COVENANTS. Neither a Participant that withdraws pursuant to SECTION 12.3, or is deemed to have withdrawn pursuant to SECTIONS 6.3 or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twenty-four (24) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this SECTION 12.6, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant's Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten (10) days after the offer is received by such non-withdrawing Participant. Failure of a Participant's Affiliate to comply with this SECTION
12.6 shall be a breach by such Participant of this Agreement.

     12.7 RIGHT TO DATA AFTER TERMINATION. After termination of the Business pursuant to SECTIONS 12.1 or 12.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

     12.8 CONTINUING AUTHORITY. On termination of the Business under SECTIONS 12.1, 12.2 or 12.3 or the deemed withdrawal of either Participant pursuant to
SECTION 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Business, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

                                  ARTICLE XIII
                      ACQUISITIONS WITHIN AREA OF INTEREST

     13.1 GENERAL. Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant ("ACQUIRING PARTICIPANT") or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement. Golden Phoenix and Borealis and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this ARTICLE XIII shall be a breach by such Participant of this Agreement.

     13.2 NOTICE TO NON-ACQUIRING PARTICIPANT. Within thirty (30) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this ARTICLE XIII. The Acquiring Participant's notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.

     13.3 OPTION EXERCISED. Within sixty (60) days after receiving the Acquiring Participant's notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by special warranty deed with title held as described in SECTION 3.4, all of the Acquiring Participant's (or its Affiliate's) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.

     13.4 OPTION NOT EXERCISED. If the other Participant does not give such notice within the sixty (60) day period set forth in SECTION 13.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

                                   ARTICLE XIV
                     ABANDONMENT AND SURRENDER OF PROPERTIES

     Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by special warranty deed and without cost to the objecting Participant, all of the abandoning Participant's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under SECTIONS 6.3, 9.5, 9.6 and 10.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

                                   ARTICLE XV
                         SUPPLEMENTAL BUSINESS AGREEMENT

     At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both Participants that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement ("SUPPLEMENTAL BUSINESS"), and the Participants shall enter into a new agreement ("SUPPLEMENTAL BUSINESS AGREEMENT") for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Participants in the Supplemental Business identical to the rights and interests of the Participants in this Business at the time of the designation, unless otherwise agreed by the Participants, and with the Participants agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Agreement.

                                   ARTICLE XVI
                     TRANSFER OF INTEREST; PREEMPTIVE RIGHT

     16.1 GENERAL. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this ARTICLE XVI.

     16.2 LIMITATIONS ON FREE TRANSFERABILITY. Any Transfer by either Participant under SECTION 16.1 shall be subject to the following limitations:

          (a) Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

          (b) No transferee of all or any part of a Participant's Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in SUBSECTIONS 16.2(G) and 16.2(H), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

          (c) Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

          (d) No Transfer permitted by this ARTICLE XVI shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

          (e) Neither Participant, without the consent of the other Participant, shall make a Transfer that shall cause termination of the tax partnership established by SECTION 4.2. If such termination is caused, the transferring Participant shall indemnify the other Participant for, from and against any and all loss, cost, expense, damage, liability or claim therefor arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the Indemnified Participant.

          (f) In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

               (i) agree, as between themselves, that one of them is authorized to act as the sole agent ("AGENT") on their behalf with respect to all matters pertaining to this Agreement and the Business; and

               (ii) notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:

                    (A) the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;

                    (B) the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

                    (C) all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to SUBSECTION 16.2(F)(II).

          (g) If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant's financing payment or performance of that Participant's obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under SECTION 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance ("CHARGEE") first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

               (i) the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant's Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

               (ii) the Chargee's remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least ninety (90) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee's notice to the other Participant of its intent to sell the encumbering Participant's Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant's Participating Interest at a public sale; and

               (iii) the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant's Participating Interest;

          (h) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to ARTICLE XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, SECTION 6.7.

     16.3 PREEMPTIVE RIGHT. Any Transfer by either Participant under SECTION
16.1 and any Transfer by an Affiliate of Control of either Participant shall be subject to a preemptive right of the other Participant to the extent provided in EXHIBIT H. Failure of a Participant's Affiliate to comply with this ARTICLE XVI and EXHIBIT H shall be a breach by such Participant of this Agreement.

                                  ARTICLE XVII
                                    DISPUTES

     17.1 GOVERNING LAW. Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

     17.2 JURISDICTION AND VENUE. Each of the Participants hereby attorns to the exclusive jurisdiction of the courts of the state of Nevada or the federal district court for the District of Nevada, as may be applicable, in respect of any disputes arising under this Agreement, with venue to be in the state of Nevada.

     17.3 DISPUTE RESOLUTION. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Participants shall be resolved in accordance with applicable Law. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Participant shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                                  ARTICLE XVIII
          CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

     18.1 BUSINESS INFORMATION. All Business Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by either Participant for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. Except as provided in SECTIONS 18.3 and 18.4, or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

     18.2 PARTICIPANT INFORMATION. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement ("ENHANCEMENTS"), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in SECTION 18.4, or with the prior written consent of the other Participant, which consent may be withheld in such Participant's sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.

     18.3 PERMITTED DISCLOSURE OF CONFIDENTIAL BUSINESS INFORMATION. Either Participant may disclose Business Information that is Confidential Information:
(a) to a Participant's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant's performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant; or (d) to a third party with whom the disclosing Participant contemplates any independent business activity or operation.

          The Participant disclosing Confidential Information pursuant to this
SECTION 18.3 shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this SECTION 18.3 and who have agreed in writing supplied to, and enforceable by, the other Participant to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this ARTICLE XVIII. Such writing shall not preclude parties described in SUBSECTION 18.3(B) from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

     18.4 DISCLOSURE REQUIRED BY LAW. Notwithstanding anything contained in this
ARTICLE XVIII, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant's legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant.

          Prior to any disclosure of Confidential Information under this SECTION 18.4, the disclosing Participant shall give the other Participant at least ten
(10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

     18.5 PUBLIC ANNOUNCEMENTS. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant shall first consult with the other Participant as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participant before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Participant shall notify the other Participant, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participant before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Participant relating to this Business shall also identify the other Participant.

                                   ARTICLE XIX
                               GENERAL PROVISIONS

     19.1 NOTICES. All notices, payments and other required or permitted communications ("NOTICES") to either Participant shall be in writing, and shall be addressed respectively as follows:

     If to Borealis         Borealis Mining Company
                            1153 Bergen Parkway, Suite 290
                            Evergreen, CO 80439-9773
                            Tele: (303) 679-9819
                            Fax: (303) 679-9589

     If to Golden Phoenix   Golden Phoenix Minerals, Inc.
                            3595 Airway Drive, Suite 405
                            Reno, NV 89511
                            Tele: (775) 853-4919
                            Fax: (775) 853-5010

          All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested, or
(d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Participant may change its address by Notice to the other Participant.

     19.2 GENDER. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

     19.3 CURRENCY. All references to "DOLLARS" or "$" herein shall mean lawful currency of the United States of America.

     19.4 HEADINGS. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     19.5 WAIVER. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant's right thereafter to enforce any provision or exercise any right.

     19.6 MODIFICATION. No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

     19.7 FORCE MAJEURE. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Participants to advance funds pursuant to
SECTION 10.2 shall be reduced to levels consistent with then current Operations.

     19.8 RULE AGAINST PERPETUITIES. The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

     19.9 FURTHER ASSURANCES. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

     19.10 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

     19.11 MEMORANDUM. At the time of execution of this Agreement, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached), shall also be executed and acknowledged by both Participants, and delivered to the Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Participants. Unless both Participants agree, this Agreement shall not be recorded.

     19.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                        GOLDEN PHOENIX MINERALS, INC., a
                                        Minnesota corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        BOREALIS MINING COMPANY, a
                                        Nevada corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

STATE OF ___________________________)
                                    : ss.
COUNTY OF __________________________)

     This instrument was acknowledged before me on this _____ day of ___________________, 20____, by _____________________________________________ as
_____________________ of GOLDEN PHOENIX MINERALS, INC., a Minnesota corporation.


                                        ----------------------------------------
[seal]                                  NOTARY PUBLIC, residing in

                                        ----------------------------------------

My commission expires:

-------------------------------------

STATE OF ___________________________)
                                    : ss.
COUNTY OF __________________________)

     This instrument was acknowledged before me on this _____ day of ___________________, 20____, by _____________________________________________ as
_____________________ of BOREALIS MINING COMPANY, a Nevada corporation.


                                        ----------------------------------------
[seal]                                  NOTARY PUBLIC, residing in

                                        ----------------------------------------

My commission expires:

-------------------------------------

                                    EXHIBIT A
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                           ASSETS AND AREA OF INTEREST

1.1  PROPERTIES AND TITLE EXCEPTIONS

     That certain Mining Lease dated January 24, 1997 from Richard J. Cavell TTTEE F/T Richard J. Cavell Trust Dated 2/23/94, Hardrock Mining Company, a Nevada corporation, and John W. Whitney, as lessors, and J.D. Welsh & Associates, Inc., a Nevada corporation, as lessee, a memorandum of which is recorded as Entry 115828 in Book 169 at page 489 in the official records of Mineral County, Nevada, which Mining Lease presently covers the 124 unpatented mining claims described on the attached six pages labeled Exhibits A through D.

     The 111 unpatented mining claims described on the attached three pages labeled Exhibit 1.

1.2  AREA OF INTEREST

     The Area of Interest is the same as the Borealis Project Area as described in Exhibit III of the above described Mining Lease.

                                    EXHIBIT B
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                              ACCOUNTING PROCEDURES

     The financing and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.

     The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.

                                    ARTICLE I
                               GENERAL PROVISIONS

     1.1 General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Business. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

     1.2 Cash Management Accounts. The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Business.

     1.3 Statements and Billings. The Manager shall prepare statements and bill the Participants as provided in ARTICLE X of the Agreement. Payment of any such billings by either Participant, including the Manager, shall not prejudice such Participant's right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by such Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in PARAGRAPHS 5.1 and 5.2.

                                   ARTICLE II
                           CHARGES TO BUSINESS ACCOUNT

     Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

     2.1 Property Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

     2.2 Labor and Employee Benefits

          (a) Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

          (b) The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under SUBPARAGRAPH 2.2(A) and PARAGRAPH 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

          (c) The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under SUBPARAGRAPH 2.2(A) or PARAGRAPH 2.12 rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under SUBPARAGRAPHS 2.2(A) or PARAGRAPH 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

          (d) Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under SUBPARAGRAPH 2.2(A) and PARAGRAPH 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

     2.3 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by either Participant as provided in PARAGRAPH 3.1. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

     2.4 Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

     2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

     2.6 Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in PARAGRAPHS 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations. The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.

     2.7 Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. When Operations are conducted in an area where the Manager may self-insure for Worker's Compensation and/or Employer's Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

     2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

     2.9 Legal and Regulatory Expense. Except as otherwise provided in PARAGRAPH 2.13, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Business, including costs of title investigation and title curative services. All attorneys fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Twenty-

Five Thousand Dollars ($25,000.00) per annum shall not be charged to the Business Account unless approved by the Management Committee.

     2.10 Audit. Cost of annual audits under SUBSECTION 10.6(A).

     2.11 Taxes. All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for taxes determined or measured by a Participant's sales revenue or net income.

     2.12 District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of: (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office and any necessary suboffice, and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all Properties served by the Manager's employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Management Committee.

     2.13 Administrative Charge.

          (a) Each month, the Manager shall charge the Business Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of Operations, and which shall be in lieu of any management fee and for taxes based on production of Products:

               (i) Exploration Phase - _______ percent (_____%) of Allowable Costs up to __________ Dollars ($__________), and _____ percent (_____%) of
Allowable Costs over __________ Dollars ($__________).

               (ii) Development Phase - _______ percent (_____%) of Allowable Costs up to __________ Dollars ($__________), and _____ percent (_____%) of
Allowable Costs over __________ Dollars ($__________).

               (iii) Major Construction Phase - _______ percent (_____%) of Allowable Costs up to __________ Dollars ($__________), and _____ percent (_____%) of Allowable Costs over __________ Dollars ($__________).

               (iv) Mining Phase - _____ percent (_____%) of Allowable Costs.

          (b) The term "Allowable Costs" as used in this PARAGRAPH for a particular phase of Operations shall mean all charges to the Business Account excluding: (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible Assets; (iii) amounts charged in accordance with PARAGRAPHS 2.1 and 2.9; and

(iv) marketing costs. The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

               (A) The Exploration Phase shall cover those Operations conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.

               (B) The Development Phase shall cover those Operations, including Pre-Feasibility and Feasibility Study Operations, conducted to assess a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed Assets.

               (C) The Major Construction Phase shall include all Operations involved in the construction of a mill, smelter or other ore processing facilities.

               (D) The Mining Phase shall include all other Operations activities not otherwise covered above, including activities conducted after Mining Operations have ceased.

          (c) Various phases of Operations may be conducted concurrently, in which event the administrative charge shall be calculated separately for Allowable Costs attributable to each phase.

          (d) The monthly administration charge determined for each phase of Operations shall be a liquidated amount to reimburse Manager for its home office overhead and general and administrative expenses for its conduct of Operations, and shall be equitably apportioned among all of the properties served during such monthly period on the basis of a ratio approved by the Management Committee.

          (e) The following is a representative list of items that constitute the Manager's principal business office expenses that are expressly covered by the administrative charge provided in this PARAGRAPH, except to the extent that such items are directly chargeable to the Business Account under other provisions of this ARTICLE II:

               (i) Administrative supervision, which includes all services rendered by managers, department supervisors, officers and directors of the Manager for Operations.

               (ii) Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

               (iii) The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;

               (iv) Routine legal services rendered by outside sources and the Manager's legal staff not otherwise charged to the Business Account under PARAGRAPH 2.9, including property acquisition, attorney management and oversight, and support services provided by Manager's legal staff concerning any litigation; and

               (v) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

          (f) The Management Committee shall annually review the administrative charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the Manager shall not make a profit or suffer a loss and that it should be fairly and adequately compensated for its costs and expenses.

     2.14 Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Business, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Participants as provided in SUBSECTION 8.2(R).

     2.15 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

                                   ARTICLE III
                      BASIS OF CHARGES TO BUSINESS ACCOUNT

     3.1 Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

     3.2 Material Furnished by a Participant for Use in the Business. Any Material furnished by either Participant for use in the Business or distributed to either Participant by the Manager shall be priced on the following basis:

          (a) New Material: New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (herein called "New Price").

          (b) Used Material.

               (i) Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

                    (A) Used Material furnished by either Participant shall be priced at seventy-five percent (75%) of the New Price;

                    (B) Used Material distributed to either Participant shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

               (ii) Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

               (iii) Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

               (iv) All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

          (c) Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

     3.3 Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon either Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

     3.4 Warranty of Material Furnished by the Manager or Participants. Neither Participant warrants any Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

                                   ARTICLE IV
                              DISPOSAL OF MATERIAL

     4.1 Disposition Generally. The Manager shall have no obligation to purchase either Participant's interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in PARAGRAPH 4.2.

     4.2 Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in PARAGRAPH 3.2.

     4.3 Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

                                    ARTICLE V
                                   INVENTORIES

     5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

     5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six
(6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Business only for shortages due to lack of reasonable diligence.

                                    EXHIBIT C
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                                   TAX MATTERS

                                    ARTICLE I
                             EFFECT OF THIS EXHIBIT

     This EXHIBIT C shall govern the relationship of the Participants with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this EXHIBIT shall have the meanings given to them in the Agreement. In the event of a conflict between this EXHIBIT and the other provisions of the Agreement, the terms of this EXHIBIT shall control.

                                   ARTICLE II
                               TAX MATTERS PARTNER

     2.1 Designation of Tax Matters Partner. The Manager is hereby designated the tax matters partner (hereinafter "TMP") as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986 ("the Code") and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Participant serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and the other Participant shall use reasonable best efforts to comply with the responsibilities outlined in this
ARTICLE II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

     2.2 Notice. Each Participant shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Participants in accordance with Section 6223 of the Code. The TMP shall keep each Participant informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

     2.3 Inconsistent Treatment of Partnership Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Participant shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

     2.4 Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Participant of such intended action.

     2.5 Requests for Administrative Adjustments. Neither Participant shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any partnership taxable year without first notifying the other Participant. If the other Participant agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the partnership. If consent is not obtained within thirty (30) days after notice from the proposing Participant, or within the period required to timely file the request for administrative adjustment, if shorter, either Participant, including the TMP, may file that request for administrative adjustment on its own behalf.

     2.6 Judicial Proceedings. Either Participant intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the tax partnership, shall notify the other Participant of such intention and the nature of the contemplated proceeding. If the TMP is the Participant intending to file such petition, such notice shall be given within a reasonable time to allow the other Participant to participate in the choosing of the forum in which such petition will be filed. If both Participants do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with SECTION 7.2. If a deadlock results, the TMP shall choose the forum. If either Participant intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this PARAGRAPH, such Participant shall notify the other Participant of such intended action.

     2.7 Settlements. The TMP shall not bind the other Participant to a settlement agreement without first obtaining the written consent of any such Participant. Either Participant who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Participant of such settlement agreement and its terms within ninety (90) days from the date of settlement.

     2.8 Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Management Committee. Either Participant may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Participants as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

     2.9 Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to pay fees and expenses contained in PARAGRAPH 2.8, shall survive the termination of the tax partnership or the termination of either Participant's interest in the tax partnership and shall remain binding on the Participants for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the tax partnership for the applicable tax year(s).

                                   ARTICLE III
                          TAX ELECTIONS AND ALLOCATIONS

     3.1 Tax Partnership Election. It is understood and agreed that the Participants intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Participants, neither Participant shall make an election to be, or have the arrangement evidenced hereby, excluded from the application of any provisions of Subchapter K of the Code, or any equivalent state income tax provision. It is understood and agreed that the Participants intend to create a partnership for federal and state income tax purposes only (a "tax partnership"). The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering the Operations. The Participants recognize that this Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Each Participant agrees to furnish to the Manager any information it may have relating to Operations as shall be required for proper preparation of such returns. The Manager shall furnish to the other Participant for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

     3.2 Tax Elections. The tax partnership shall make the following elections for purposes of all partnership income tax returns:

          (a) To use the accrual method of accounting.

          (b) Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended ______. In this connection, Golden Phoenix represents that its taxable year is the year ending ______ and Borealis represents that its taxable year is the year ending _____.

          (c) To deduct currently all development expenses to the extent possible under Section 616 of the Code.

          (d) Unless the Participants unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

          (e) To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

          (f) To adjust the basis of tax partnership property under Section 754 of the Code at the request of either Participant;

          (g) To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

     Any other election required or permitted to be made by the tax partnership under the Code or any state tax law shall be made as determined by the Management Committee.

     Each Participant shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Participant reserves the right to capitalize its share of development and/or exploration expenses of the tax partnership in accordance with Section 59(e) of the Code, provided that a Participant's election to capitalize all or any portion of such expenses shall not affect the Participant's Capital Account.

     3.3 Allocations to Participants. Allocations for Capital Account purposes shall be in accordance with the following:

          (a) The Participants recognize the provision for taking production in kind, as provided elsewhere in the Agreement, as each Participant's right to determine a market for the sale of a proportionate share of production subject to SUBPARAGRAPH 3.3(H) below. All items of income, gain, deduction, loss, credit or tax attribute arising from the sale and marketing of such production shall be allocated to the Participant who designated such market.

          (b) Exploration expenses and development cost deductions shall be allocated among the Participants in accordance with their respective contributions to such expenses and costs.

          (c) Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Participants in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

          (d) Production and operating cost deductions shall be allocated among the Participants in accordance with their respective contributions to such costs.

          (e) Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Participants in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Participants so that, to the extent possible, the Participants receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Participants in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

          (f) Subject to SUBPARAGRAPH 3.3(H) below, gross income on the sale of production shall be allocated in accordance with the Participants' rights to share in the proceeds of such sale.

          (g) Except as provided in SUBPARAGRAPH 3.3(H) below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Participants' Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Participants' Participating Interests.

          (h) Gains and losses on the sale of all or substantially all the Assets of the tax partnership shall be allocated so that, to the extent possible, the Participants' resulting Capital Account balances are in the same ratio as their Participating Interests at the time of such sale.

          (i) The Participants acknowledge that expenses and deductions allocable under the preceding provisions of this PARAGRAPH may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this PARAGRAPH.

          (j) All deductions and losses that are not otherwise allocated in this PARAGRAPH shall be allocated among the Participants in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.

          (k) Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Participants in the same manner as the related exploration expenses were allocated to, or claimed by, them.

          (l) All other items of income and gain shall be allocated to the Participants in accordance with their Participating Interests.

          (m) If a reduced Participating Interest is restored pursuant to
SECTION 9.6, the Manager shall endeavor to allocate items of income, gain, loss, and deduction (in the same year as the restoration of such Participating Interest or, if necessary, in subsequent years) so as to cause the Capital Account balances of the Participants to be the same as they would have been if the restored Participating Interest had never been reduced.

          (n) If the Participants' Participating Interests change during any taxable year of the tax partnership, the distributive share of items of income, gain, loss and deduction of each Participant shall be determined in any manner
(1) permitted by Section 706 of the Code, and (2) agreed on by both Participants. If the Participants cannot agree on a method, the method shall be determined by the Manager in consultation with the tax partnership's tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

          (o) "Nonrecourse deductions," as defined by Treas. Reg. Section 1.704-2(b)(1) shall be allocated between the Participants in proportion to their Participating Interests.

     3.4 Regulatory Allocations. Notwithstanding the provisions of PARAGRAPH 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Participants' Capital Accounts.

          (a) If either Participant unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section
1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Participant in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Participant as quickly as possible. For the purposes of this PARAGRAPH, each Participant's Capital Account balances shall be increased by the sum of (i) the amount such Participant is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Participant is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5).

          (b) The "minimum gain chargeback" and "partner minimum gain chargeback" provisions of Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4), respectively, are incorporated herein by reference and shall be given effect. In accordance with Treas. Reg. Section 1.704-2(i)(1), deductions attributable to a "partner nonrecourse liability" shall be allocated to the Participant that bears the economic risk of loss for such liability.

          (c) If the allocation of deductions to either Participant would cause such Participant to have a deficit Capital Account balance at the end of any taxable year of the tax partnership (after all other allocations provided for in this ARTICLE III have been made and after giving effect to the adjustments described in SUBPARAGRAPH 3.4(A)), such deductions shall instead be allocated to the other Participant.

     3.5 Curative Allocations. The allocations set forth in PARAGRAPH 3.4 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Participants that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this PARAGRAPH. Therefore, notwithstanding any other provisions of this ARTICLE III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Participant's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Participant would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to PARAGRAPH 3.3 without regard to PARAGRAPH 3.4.

     3.6 Tax Allocations. Except as otherwise provided in this PARAGRAPH, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under PARAGRAPHS 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

          (a) Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Participants in the same proportions as the recaptured deductions were originally allocated or claimed.

          (b) To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the tax partnership by a Participant shall be shared among both Participants so as to take account of the variation between the basis of the property to the tax partnership and its fair market value at the time of contribution. The Participants intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under PARAGRAPHS 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes. However, to the extent that allocations of tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under PARAGRAPHS 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the "traditional method without curative allocations" under Treas. Reg. Section 1.704-3(b).

          (c) Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property's basis that is attributable to precontribution expenditures by Golden Phoenix that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by Golden Phoenix shall be calculated under such Code Sections as if Golden Phoenix continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the tax partnership and shall be allocated solely to Golden Phoenix.

          (d) The Participants understand the allocations of tax items set forth in this PARAGRAPH, and agree to report consistently with such allocations for federal and state tax purposes.

                                   ARTICLE IV
                          CAPITAL ACCOUNTS; LIQUIDATION

     4.1 Capital Accounts.

          (a) A separate Capital Account shall be established and maintained by the TMP for each Participant. Such Capital Account shall be increased by (i) the amount of money contributed by the Participant to the tax partnership, (ii) the fair market value of property contributed by the Participant to the tax partnership (net of liabilities secured by such contributed property that the partnership is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Participant under PARAGRAPHS 3.3, 3.4 and 3.5 of tax partnership income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Participant by the tax partnership, (v) the fair market value of property distributed to the Participant by the tax partnership (net of liabilities secured by such distributed property and that the Participant is considered to assume or take subject to under Code Section 752), (vi) allocations to the Participant under PARAGRAPHS 3.3, 3.4 and 3.5 of expenditures of the tax partnership not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of tax partnership loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The Participants agree that the net fair market value of the property contributed by Golden Phoenix to the tax partnership pursuant to SECTION 5.2 of the Agreement is $5,000,000.00 if Borealis earned a 50% interest in the Properties, and $3,857,142.86 if Borealis earned a 50% interest in the Properties.

          (b) In the event that the Capital Accounts of the Participants are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv)(g).

          (c) In the event any interest in the tax partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treasury Regulation Section
1.704-1(b)(2)(iv)(1).

          (d) In the event property, other than money, is distributed to a Participant, the Capital Accounts of the Participants shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there was a taxable disposition of such property for the fair market value of such property (taking
Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in PARAGRAPH 4.2(A) below.

          (e) In the event the Management Committee designates a Supplemental Business Agreement area within the Area of Interest as described in ARTICLE XV of the Agreement, the Management Committee shall appropriately segregate Capital Accounts to reflect that designation and shall make such other modifications to the Agreement as are appropriate to reflect the manner of administering Capital Accounts in accordance with the terms of this EXHIBIT C.

          (f) Golden Phoenix is contributing to the Agreement certain depletable properties with respect to which Golden Phoenix currently has an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e). For purposes of maintaining the Capital Accounts, the tax partnership's deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under
Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to SUBPARAGRAPH 3.6(C) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).

          (g) The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Participant upon liquidation of the tax partnership pursuant to PARAGRAPH 4.2.

          (h) If the Participants so agree, upon the occurrence of an event described in Treas. Reg. Section 1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the tax partnership (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there were a taxable disposition of such assets for their fair market values, as determined in accordance with SECTION 4.2(A). For purposes of PARAGRAPH 3.3, a Participant shall be treated as contributing the portion of the book value of any property that is credited to the Participant's Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this SUBPARAGRAPH 4.1(H), the Participants' shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this SUBPARAGRAPH 4.1(H) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of SUBPARAGRAPH 3.6(B).

     4.2 Liquidation. In the event the partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to SECTION 6.3(A) or 12.3 of the Agreement):

          (a) The Capital Accounts of the Participants shall be adjusted to reflect any gain or loss which would be realized by the partnership and allocated to the Participants pursuant to the provisions of ARTICLE III OF THIS EXHIBIT C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of both Participants; provided, however, that in the event that the Participants fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Participants.

          (b) After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Participants in accordance with the balances in their Capital Accounts (after taking into account all allocations under ARTICLE III, including SUBPARAGRAPH 3.3(H)). Unless otherwise expressly agreed on by both Participants, each Participant shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Participant's Capital Account to the total of both of the Participants' Capital Accounts. Assets distributed to the Participants shall be deemed to have a fair market value equal to the value assigned to them pursuant to SUBPARAGRAPH 4.2(A) above.

          (c) All distributions to the Participants in respect of their Capital Accounts shall be made in accordance with the time requirements of Treasury Regulation Sections 1.704-1(b)(2)(ii)(b)(2) and (3).

     4.3 Deemed Terminations. Notwithstanding the provisions of PARAGRAPH 4.2, if the "liquidation" of the tax partnership results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) SUBPARAGRAPHS 4.2(A) and (B) shall not apply, (ii) the tax partnership shall be deemed to have distributed its Assets in accordance with the relative Capital Account balances of the Participants as adjusted pursuant to SUBPARAGRAPH 4.2(A), (iii) the Participants shall be deemed for tax purposes to have contributed those Assets to a new partnership pursuant to the terms of this EXHIBIT C, and (iv) the new tax partnership shall continue pursuant to the terms of this Agreement and this EXHIBIT C.

                                    ARTICLE V
                               SALE OR ASSIGNMENT

     The Participants agree that if either one of them makes a sale or assignment of its Participating Interest under this Agreement, such sale or assignment shall be structured so as not to cause a termination under Section 708(b)(1)(B) of the Code. If a Section 708(b)(1)(B) termination is caused, the terminating Participant shall indemnify the non-terminating Participant and save it harmless on an after-tax basis for any increase in taxes, interest, and penalties or decrease in credits to the non-terminating Participant caused by the termination of the tax partnership.

                                    EXHIBIT D
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                                   DEFINITIONS

     "AFFILIATE" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Participant.

     "AGREEMENT" means this Exploration, Development and Mine Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

     "APPROVED ALTERNATIVE" means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.

     "AREA OF INTEREST" means the area described in PARAGRAPH 1.2 OF EXHIBIT A.

     "ASSETS" means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Participants hereunder.

     "BOREALIS" means Borealis Mining Company, a Nevada corporation.

     "BUDGET" means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Participants with respect to a Program.

     "BUSINESS" means the contractual relationship of the Participants under this Agreement.

     "BUSINESS ACCOUNT" means the account maintained by the Manager for the Business in accordance with EXHIBIT B.

     "BUSINESS INFORMATION" means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement. The term "Business Information" shall not include any improvements, enhancements, refinements or incremental additions to Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement.

     "CAPITAL ACCOUNT" means the account maintained for each Participant in accordance with EXHIBIT C.

     "CONFIDENTIAL INFORMATION" means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant.

     "CONTINUING OBLIGATIONS" mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

     "CONTROL" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests;
(ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

     "COVER PAYMENT" shall have the meaning as set forth in SECTION 10.4 of the Agreement.

     "DEVELOPMENT" means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

     "EFFECTIVE DATE" means the date set forth in the preamble to this Agreement.

     "ENCUMBRANCE" or "ENCUMBRANCES" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

     "ENVIRONMENTAL COMPLIANCE" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

     "ENVIRONMENTAL LAWS" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

     "ENVIRONMENTAL LIABILITIES" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

     "EQUITY ACCOUNT" means the account maintained for each Participant by the Manager in accordance with SUBSECTION 8.2(N) of the Agreement.

     "EXISTING DATA" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

     "EXPANSION" or "MODIFICATION" means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change shall be deemed "material" if it is anticipated to cost more than ____% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

     "EXPLORATION" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

     "FEASIBILITY CONTRACTORS" means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study.

     "FEASIBILITY STUDY" means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives. The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s). The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

     "GOLDEN PHOENIX" means Golden Phoenix Minerals, Inc., a Minnesota corporation.

     "GOVERNMENTAL FEES" means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

     "INITIAL CONTRIBUTION" means that contribution each Participant has made or agrees to make pursuant to SECTION 5.1 of the Agreement.

     "LAW" or "LAWS" means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

     "MANAGEMENT COMMITTEE" means the committee established under ARTICLE VII of the Agreement.

     "MANAGER" means the Participant appointed under ARTICLE VIII of the Agreement to manage Operations, or any successor Manager.

     "MINING" means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

     "NET PROCEEDS" means certain amounts calculated as provided in EXHIBIT E, which may be payable to a Participant under SUBSECTIONS 6.3(B) or 10.5(B)(II) of the Agreement.

     "OPERATIONS" means the activities carried out under this Agreement.

     "PARTICIPANT" means Golden Phoenix or Borealis, or any permitted successor or assign of Golden Phoenix or Borealis under the Agreement.

     "PARTICIPANT INFORMATION" means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a
Participant: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

     "PARTICIPATING INTEREST" means the percentage interest representing the ownership interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than ..005 shall be rounded down (e.g., 1.514% rounded to 1.51%). The initial Participating Interests of the Participants are set forth in SECTION 6.1 of the Agreement.

     "PAYOUT" means the date on which the Equity Account balance of each of the Participants has become zero or a negative number, regardless of whether the Equity Account balance of either or both Participants subsequently becomes a positive number. If one Participant's Equity Account balance becomes zero or a negative number before the other Participant's, "Payout" shall not occur until the date that the other Participant's Equity Account balance first becomes zero or a negative number.

     "PRE-FEASIBILITY STUDIES" means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties, as described in SECTION 9.8.

     "PRIME RATE" means the interest rate quoted and published as "Prime" as published in The Wall Street Journal, under the heading "Money Rate," as the rate may change from day to day.

     "PRODUCTS" means all ores, minerals and mineral resources produced from the Properties.

     "PROGRAM" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

     "PROGRAM PERIOD" means the time period covered by an adopted Program and Budget.

     "PROJECT FINANCING" means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under the Agreement.

     "PROPERTIES" means those interests in real property described in PARAGRAPH
1.1 OF EXHIBIT A and all other interests in real property within the Area of Interest that are acquired and held subject to the Agreement.

     "RECALCULATED PARTICIPATING INTEREST" means the reduced Participating Interest of a Participant as recalculated under SECTIONS 9.5, 9.6 or 10.5 of the Agreement.

     "REDUCED PARTICIPANT" means a Participant whose Participating Interest is reduced under SECTIONS 9.5 or 10.5 of the Agreement.

     "TRANSFER" means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under SUBSECTION 8.2(J) and SECTION 8.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

                                    EXHIBIT E
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                            NET PROCEEDS CALCULATION

     1.1 Income and Expenses. Net Proceeds shall be calculated by deducting from the Gross Revenue (as defined below) realized (or deemed to be realized), such costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

          (a) All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

          (b) Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

          (c) Allowance for overhead in accordance with PARAGRAPH 2.13 OF EXHIBIT B;

          (d) All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry;

          (e) All amounts payable to the remaining Participant during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

          (f) The actual cost of investment under the Agreement but prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the Properties incurred by the non-withdrawing Participant both prior and subsequent to the withdrawing Participant acquiring a Net Proceeds interest;

          (g) Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

          (h) An allowance for reasonable working capital and inventory;

          (i) Costs of funding the Environmental Compliance Fund as provided in PARAGRAPH 2.14 OF EXHIBIT B;

          (j) Actual costs of Operations; and

          (k) Rental, royalty, production, and purchase payments.

     For purposes hereof, the term "Gross Revenue" shall mean the sum of (i) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (ii) gross receipts from the sale or other disposition of Assets;
(iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds. Gross receipts for sale of Products shall be determined by multiplying spot prices for Products as quoted by The Wall Street Journal, Reuters, E&MJ, or other reliable source on the date of a sale of Products.

     It is intended that the remaining Participant shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Participant, or are sold to an Affiliate of the remaining Participant, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to an arm's length purchaser FOB the concentrator for the Properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

     1.2 Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar quarter following the calendar quarter in which Net Proceeds are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Participant and by conducting such audit in accordance with SECTION 10.6 of the Agreement. Costs of such an audit shall be borne by the holder of the Net Proceeds interest described herein.

     1.3 Definitions. All capitalized words and terms used herein have the same meaning as in the Agreement.

                                    EXHIBIT F
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                                    INSURANCE

     The Manager shall, at all times while conducting Operations, comply fully with the applicable worker's compensation laws and purchase, or provide protection for the Participants comparable to that provided under standard form insurance policies for the following risk categories: (i) comprehensive public liability and property damage with combined limits of not less than __________ Dollars ($__________) for bodily injury and property damage; (ii) automobile insurance with combined limits of not less than __________ Dollars ($__________); and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure, it shall charge to the Business Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.

                                    EXHIBIT G
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                           INITIAL PROGRAM AND BUDGET

                    [Prepare and attach at time of execution]

                                    EXHIBIT H
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                                PREEMPTIVE RIGHTS

     1.1 Preemptive Rights. If either Participant intends to Transfer all or any part of its Participating Interest, or an Affiliate of either Participant intends to Transfer Control of such Participant ("Transferring Entity"), such Participant shall promptly notify the other Participant of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Participant shall have ninety (90) days from the date such notice is delivered to notify the Transferring Entity (and the Participant if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Participant shall be consummated promptly after notice of such election is delivered;

          (a) If the other Participant fails to so elect within the period provided for above, the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Participant in the aforementioned notice;

          (b) If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this PARAGRAPH.

     1.2 Exceptions to Preemptive Right. PARAGRAPH 1.1 above shall not apply to the following:

          (a) Transfer by either Participant of all or any part of its Participating Interest to an Affiliate;

          (b) Incorporation of either Participant, or corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

          (c) Corporate merger or amalgamation involving either Participant by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant; provided, however, that the value of the merging or amalgamating Participant's interest in the Assets, evidenced by its Capital Account balance (as described in EXHIBIT C), does not exceed ______ percent (____%) of the Net Worth of the surviving entity or amalgamated company;

          (d) the transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate;

          (e) subject to SUBSECTION 16.2(G) of the Agreement, the grant by either Participant of a security interest in its Participating Interest by Encumbrance;

          (f) the creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant;

          (g) a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to
ARTICLE XI of the Agreement; or

          (h) a transfer by an Affiliate of either Participant of Control of such Participant to a third party, provided the value of such Participant's Capital Account balance does not exceed __________ percent (_____%) of the Net Worth of the transferring Affiliate, or does not exceed __________ percent (____%) of the Net Worth of Transferee.

     For purposes hereof, the term "Net Worth" shall mean the remainder after total liabilities are deducted from total assets. In the case of a corporation, Net Worth includes both capital stock and surplus. In the case of a limited liability company, Net Worth includes member contributions. In the case of a partnership or sole proprietorship, Net Worth includes the original investment plus accumulated and reinvested profits.

                                    EXHIBIT I
                                       to
              EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
                                 By and Between
                          GOLDEN PHOENIX MINERALS, INC.
                                       and
                             BOREALIS MINING COMPANY

                               EXISTING FACILITIES

     Old leach pads.

                                    EXHIBIT F

                                       to

                 Agreement between GOLDEN PHOENIX MINERALS, INC.
                           and BOREALIS MINING COMPANY

                   (Borealis Property, Mineral County, Nevada)

                               Existing Facilities

     Old leach pads


                                       F-1